Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276131

Prospectus Supplement No. 10

(To Prospectus dated December 29, 2023)

ALLURION TECHNOLOGIES, INC.

Up to 9,482,468 Shares of Common Stock

This prospectus supplement no. 10 (this “Prospectus Supplement”) amends and supplements the prospectus dated December 29, 2023 (as supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-276131). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 4, 2024 (the “8-K”). Accordingly, we have attached the 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “ALUR” and our public warrants are listed on the NYSE under the symbol “ALUR.WS”. On November 4, 2024, the last quoted sale price for shares of our common stock as reported on the NYSE was $0.6923 per share, and the last quoted sale price for our public warrants as reported on the NYSE was $0.0800 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 23 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 5, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2024

Allurion Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41767	92-2182207
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Huron Drive
Natick, Massachusetts	01760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 647-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALUR	The New York Stock Exchange
Warrants to purchase 1.420455 shares of common stock, each at an exercise price of $8.10 per share of common stock	ALUR WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, on February 9, 2023, Allurion Technologies, LLC (“Allurion Opco”), a Delaware limited liability company and wholly-owned subsidiary of Allurion Technologies, Inc., a Delaware corporation (the “Company”), entered into the Revenue Interest Financing Agreement, dated as of February 9, 2023 (as modified by that certain Assignment and Assumption, dated April 27, 2023, that certain Assignment Agreement, dated as of July 28, 2023, that certain Company Assumption Agreement, dated as of August 1, 2023, that certain Omnibus Amendment, dated as of April 14, 2024, that certain Assignment Agreement, dated as of October 15, 2024, and as otherwise amended, restated, amended and restated, supplemented and otherwise modified prior to the date hereof, the “Original RIFA”), with RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd. (as transferees of the investors initially party to the Original RIFA).

As previously announced and in connection with the Original RIFA, the Company, Allurion Opco, RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities Operating Ltd. (as transferee from RTW Biotech Opportunities Ltd. (formerly known as RTW Venture Fund Limited)) (in each case, together with their successors and permitted assigns, the “Additional RIFA Investors”) entered into that certain letter agreement, dated as of February 9, 2023 (as modified by that Amended and Restated Letter Agreement, dated as of May 2, 2023, that certain Assignment Agreement, dated as of July 28, 2023, that certain Assignment Agreement, dated as of April 9, 2024, and that certain First Amendment to Amended and Restated Letter Agreement, dated as of April 14, 2024, the “Side Letter”). The Side Letter provided, among other things, that the Additional RIFA Investors may make a single election in certain circumstances to convert up to $7,500,000 of the purchase price (the “Conversion Amount”) that the Additional RIFA Investors paid for certain shares of common stock of the Company, into an amount of financing provided by the Additional RIFA Investors to Allurion Opco pursuant to an additional revenue interest financing agreement with Allurion Opco (the “Investment Conversion”).

Pursuant to the Side Letter, on October 22, 2024, the Additional RIFA Investors notified the Company of their election to exercise the Investment Conversion in full. Accordingly, on October 30, 2024, the Company and the Additional RIFA Investors entered into the additional Revenue Interest Financing Agreement (the “New RIFA”). The New RIFA has substantially identical terms and conditions as the Original RIFA, except that the amount of financing provided by the Additional RIFA Investors to Allurion Opco under the New RIFA is equal to the Conversion Amount.

The foregoing description of the New RIFA is not complete and is qualified in its entirety by reference to the complete text of the New RIFA, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1#	Revenue Interest Financing Agreement, dated as of October 30, 2024, by and among Allurion Technologies, LLC, RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities Operating Ltd.

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Furnished herewith
#

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLURION TECHNOLOGIES, INC.

Date: November 4, 2024	By:	/s/ Brendan Gibbons
	Name:	Brendan Gibbons
	Title:	Chief Legal Officer

Exhibit 10.1

Execution Version

REVENUE INTEREST FINANCING AGREEMENT

among

ALLURION TECHNOLOGIES, LLC

and

RTW MASTER FUND, LTD., RTW INNOVATION MASTER FUND, LTD., and RTW

BIOTECH OPPORTUNITIES OPERATING LTD

Dated as of October 30, 2024

i

Exhibit A	Form of Press Release
Exhibit B	Compliance Certificate
Exhibit C	Form of Intercompany Subordination Agreement

Annex I	Example of Calculation of Included Product Payment Amount
Annex II	Internal Rate of Return Calculation

Schedule 1	Post-Amendment Effective Date Matters

REVENUE INTEREST FINANCING AGREEMENT

This Revenue Interest Financing Agreement (this “Agreement”) dated as of October 30, 2024 (the “Closing Date”) is among Allurion Technologies, LLC, a Delaware limited liability company (the “Company”), and RTW Master Fund, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, RTW Innovation Master Fund, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, and RTW Biotech Opportunities Operating Ltd, an investment company limited by shares incorporated under the laws of Guernsey (each and collectively, the “Investor”). Each of the Company and the Investor is referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company is developing Products (as defined in Section 1.1) for the purposes of sale in the Territory; and

WHEREAS, the Company desires to secure financing from the Investor, and the Investor has indicated its willingness to provide financing, upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Acquired Debt” means Indebtedness (a) of a Person existing at the time such Person becomes a Subsidiary (which is not also a Guarantor) through the acquisition of the Equity Interests in such Subsidiary, (b) assumed by a Subsidiary (which is not also a Guarantor) in connection with the acquisition by such Subsidiary of assets from such Person or (c) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with any Subsidiary (which is not also a Guarantor), in each case so long as (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition, merger, amalgamation or consolidation, as the case may be, (ii) no Default or Event of Default shall have occurred and be continuing or would result from such acquisition, merger, amalgamation or consolidation, as the case may be and (iii) the Company does not guarantee or assume any such Indebtedness.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or with respect to the Investor, any other investment fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or that shares the same management company or investment adviser with, the Investor.

For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities entitled to elect the Board of Directors or management board, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agent” has the meaning set forth in Section 12.7.

“Agreement” has the meaning set forth in the preamble.

“Allurion Australia” means Allurion Australia Pty Ltd, with Australian Company Number 658 546 117, a wholly-owned Subsidiary of the Company.

“Allurion France” means Allurion France SAS, a wholly-owned Subsidiary of the Company.

“Amendment Effective Date” has the meaning set forth in the Omnibus Amendment.

“Annual Net Sales” means, with respect to any Calendar Year, the aggregate amount of worldwide Net Sales for that Calendar Year.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Tiered Percentage” means the percentage based on the applicable portion of Annual Net Sales and the measurement date, as set forth in the chart below:

Payment Tiers based on Annual Net Sales	1. Prior to or on December 31, 2026	2. On or after January 1, 2027
A. Portion of Annual Net Sales less than or equal to $100,000,000	X(12.0%)	X(12.0%)
B. Portion of Annual Net Sales exceeding $100,000,000 and less than or equal to $200,000,000	X(3.0%)	X(8.0%)
C. Portion of Annual Net Sales in excess of $200,000,000	X(0.5%)	X(0.5%)

where X shall equal the percentage equal to the ratio of the conversion amount as specified under the written election to the Company that the Investor elects an Investment Conversion (as defined in the Letter Agreement) pursuant to the Letter Agreement (the “Conversion Amount”) of the Purchase Price (as defined in the Subscription Agreement) to $40,000,000.

“Arbiter” has the meaning set forth in Section 6.21(b).

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Australian Security Documents” means, collectively, (i) the Australian law governed general security agreement executed on or after the Amendment Effective Date by Allurion Australia in favor of the Agent, for the benefit of the Investor and (ii) the Australian law governed specific security agreement executed on or after the Amendment Effective Date by Allurion Opco in favor of the Agent, for the benefit of the Investor, (iii) any document required to be delivered under or related to the foregoing and (iv) any amendments, restatements, supplements, waivers and other modifications to any of the foregoing.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within ninety (90) days from entry thereof.

“Board of Directors” means (a) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business” means, at any time, a collective reference to the businesses operated by the Company and its Subsidiaries at such time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Calendar Quarter” means (a) for the first calendar quarter, the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls and (b) thereafter each successive period of three (3) consecutive calendar months ending on December 31, March 31, June 30, September 30.

“Calendar Year” means (a) for the first calendar year, the period beginning on the Closing Date and ending on December 31 of such year, (b) for each calendar year of the Payment Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last year of the Payment Term, the period beginning on January 1 of the year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

“CDA” means that certain Mutual Confidentiality Agreement by and between the Company and RTW Investments, LP, effective as of November 23, 2022.

“Change of Control” means after the Closing Date (a) the occurrence of any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding: (i) any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (ii) the Investor and their Affiliates) is or becomes the “beneficial owner” (as defined in Rules 13d- 3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of the Equity Interests representing more than 50% of the aggregate ordinary voting power in the election of the Board of Directors of the Company represented by the issued and outstanding Equity Interests of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided, however, that (A) a person shall not be deemed beneficial owner of, or to own beneficially, (1) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (2) any securities if such beneficial ownership (I) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (II) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (B) a transaction will not be deemed to involve a Change of Control if (x) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (y)(i) the direct or indirect holders representing more than 50% of the aggregate voting Equity Interests of such holding company immediately following that transaction are the same as the holders representing more than 50% of the Company’s aggregate voting Equity Interests immediately prior to that transaction and each holder holds the same percentage of voting Equity Interests of such holding company as such holder held of the Company’s, as applicable, voting Equity Interests immediately prior to that transaction or (ii) the Company’s voting Equity Interests outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the voting Equity Interests of such holding company immediately after giving effect to such transaction; (b) the Parent shall fail to beneficially own, directly or indirectly, 100% of the Equity Interests in the Company; or (c) the sale, transfer, assignment or other disposition of all or substantially all of the assets related to the Products; provided, that, for the avoidance of doubt, from and after the Closing, each reference to the “Company” in clause (a) of the foregoing definition shall be automatically without any further action by any Party be deemed to be modified to replace each such reference with the “Parent”.

“Closing Date” has the meaning set forth in the preamble hereto.

“Collateral” has the meaning ascribed thereto in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, each Real Property Security Document, each Intellectual Property Security Agreement (as defined in the Security Agreement), each Foreign Security Document, and each other security agreement, control agreement or financing statement, registration, recordation, filing, instrument or approval required, entered into or recommended to grant, perfect and otherwise render enforceable Liens in favor of the Agent for the benefit of the Investor, for purposes of securing the Obligations, including (without limitation) pursuant to Section 6.5, in each case, as amended or otherwise modified from time to time.

“Commercialization” means, on a country-by-country basis, any and all activities with respect to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of Products in a country after Marketing Authorization for a Product in that country has been obtained, which shall include, as applicable, post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Products, importing, exporting or transporting the Products for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable and Diligent Efforts” means, with respect to the efforts to be expended with respect to the Products, such efforts and resources normally used by a reasonably prudent company in the medical device industry of a size and product portfolio comparable, and with similar resources available, to the Company and its Subsidiaries (provided that the number of full time sales representatives (including direct sales representatives, tele-sales representatives, consultants and customer care managers) of the Company with respect to the Product shall not fall below sixty (60) at any time after December 31, 2023 and shall not fall below seventy (70) at any time after December 31, 2024), with the marketing, sale and product development and research plans similar to similarly situated companies in the medical device industry, taken as a whole, in which medical device product is owned or licensed in the same manner as the Products, which medical device product is at a similar stage in its product life and of similar market and profit potential as the Products, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products, pricing/reimbursement for the medical device product, the intellectual property and regulatory protection of the medical device product, the regulatory structure and the profitability of the medical device product, all as measured by the facts and circumstances in existence at the time such efforts are due.

“Commodity Account” means any commodity account, as such term is defined in Section 9-102 of the UCC.

“Company” has the meaning set forth in the preamble.

“Company Indemnification Obligations” has the meaning set forth in Section 10.1.

“Company Indemnified Party” has the meaning set forth in Section 10.2.

“Company Party” means any of the Company and the Guarantors.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, the reports provided pursuant to Section 3.2 and any notices or other information provided pursuant to Section 6.3), either directly or indirectly, and including any materials prepared on the basis of such information, whether in graphic, written, electronic or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s technology, products and services, and any business, financial or customer information relating to a Party. The existence and terms of this Agreement shall be deemed the Confidential Information of both Parties. For clarity, this Agreement shall supersede the CDA and the CDA shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information falling within the definition of “Confidential Information” set forth in the CDA shall also be deemed Confidential Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of ARTICLE IX.

“Contract” means any contract, agreement, commitment, instrument, license, sublicense, subcontract, real or personal property lease or sublease, note, indenture, mortgage, bond, letter of credit, guarantee, purchase order, or other legally binding business arrangement, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto.

“Contractual Obligation” means, as to any Person, any obligation arising under any Contract.

“Conversion Amount” has the meaning set forth in the definition of “Applicable Tiered Percentage”.

“Convertible Notes” means the Convertible Unsecured Promissory Notes issued by the Company from time to time pursuant to that certain Convertible Note Purchase Agreement, dated as of December 22, 2021, among the Company and the Investors party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Copyright License” means any agreement, whether written or oral, providing for the grant of any right to use any Work under any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by Law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to; and (b) all copyright rights under the copyright Laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by Law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Cover” or “Covering” means, with reference to a Patent and a product, composition, article of manufacture, or method, that the manufacture, practice, use, offer for sale, sale or importation of the product, composition, article of manufacture, or method, would infringe a Valid Claim of such Patent, or with respect to a Valid Claim of a pending application for Patent, would infringe such Valid Claim if it were issued in the form pending, in each case in the country in which such activity occurs without a license thereto (or ownership thereof).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the UCC.

“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, out-license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests other than to a Company Party) of any property included in the Collateral (or that would be Collateral if it were property of an Obligor) by any Company Party or any Subsidiary of the Company, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (collectively, the “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of the Business of the Company and its Subsidiaries, (c) the abandonment or other disposition of IP Rights that are not material or are no longer used or useful in any material respect in the Business of the Company and its Subsidiaries, (d) licenses, sublicenses, leases or subleases (other than relating to IP Rights, in each case) granted to third parties in the ordinary course of business and not interfering with the Business of the Company and its Subsidiaries, (e) any Involuntary Disposition or any sale, lease, license or other disposition of property (other than, for the avoidance of doubt, IP Rights) in settlement of, or to make payment in satisfaction of, any property or casualty insurance, (f) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (g) Permitted Licenses, (h) to the extent constituting Permitted Liens, (i) sales, leases, licenses, transfers or other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, lease, license, transfer or other disposition are promptly applied to the purchase price of similar replacement property, (j) to the extent constituting a Disposition, customary transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) among the Company and its Subsidiaries that are in the ordinary course of business; and (k) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary of a Company Party in order to qualify members of the governing body of such Subsidiary if required by Applicable Law. It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted Transfer” include any license of any Product (or any IP Rights associated therewith) other than Permitted Licenses.

“Disputes” has the meaning set forth in Section 4.10(i).

“Disqualified Capital Stock” means any Equity Interests that (i) by its terms, (ii) by the terms of any security into which it is convertible or for which it is exchangeable, or (iii) by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed, or is redeemable at the option of the holder thereof, in any such case on or prior to the date that is ninety-one (91) days after the Legal Maturity Date; provided that only the portion of Equity Interests (or portion of security into which it is convertible or for which it is exchangeable) which is, or upon the happening of any event or passage of time would be, required to be redeemed, or is redeemable at the option of the holder thereof, on or prior to such date will be deemed to be Disqualified Capital Stock; and provided further that if such Equity Interests are issued to any plan for the benefit of directors, managers, employees, officers or consultants of the Company or its Subsidiaries or by any such plan to such directors, managers, employees, officers or consultants, such Equity Interests shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the redemption or repurchase of such Equity Interests upon the occurrence of a Change of Control, fundamental change, delisting or an asset sale will not constitute Disqualified Capital Stock if the “asset sale,” “fundamental change”, “delisting” or “Change of Control” provisions applicable to such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to all other Obligations (other than contingent indemnification obligations for which no claim has been asserted) having been irrevocably paid in full in cash.

“Dollar” or the sign “$” means United States dollars.

“Domain Names” means all domain names and URLs that are registered and/or owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state of the United States or the District of Columbia.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Company or any ERISA Affiliate from a Multiemployer Plan, (d) the filing by the plan administrator of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 of ERISA, (e) the institution by the PBGC of proceedings under Section 4042 of ERISA to terminate a Pension Plan, (f) the determination that any Multiemployer Plan is considered an at- risk plan or a plan in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA or is insolvent, within the meaning of Section 4245 of ERISA, or has been terminated, within the meaning of Section 4041A of ERISA, (g) the determination that any Pension Plan is in at-risk status within the meaning of Section 303 of ERISA, or (h) the imposition of any liability pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA upon the Company or any ERISA Affiliate.

“Event of Default” means any of the events set forth below:

(a) Non-Payment. The Company or any Guarantor (if any) fails to pay any amounts to the Investor hereunder when and as the same shall become due and payable; provided that the Company or such Guarantor shall have the right to cure such failure within five (5) Business Days if the Company and the Guarantors have not failed to make any payment hereunder on the due date therefor more than three times;

(b) Covenants. If (i) any Company Party fails to perform or observe any covenant or agreement (not specified in subsection (a) above) contained in any Transaction Document on its part to be performed or observed, and, in the case of any failure that is capable of cure, such failure continues unremedied for a period of thirty (30) or more days; and (ii) such failure (without giving effect to any qualifications as to “materiality” “Material Adverse Effect” or any words of similar meaning) could reasonably be expected to have a Material Adverse Effect;

(c) Representations and Warranties. If (i) any representation or warranty made or deemed made by or on behalf of the Company or any other Company Party in or in connection with this Agreement or any other Transaction Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Transaction Document or any amendment or modification hereof or thereof, shall: (A) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (B) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier; and (ii) such inaccuracy (without giving effect to any qualifications as to “materiality” “Material Adverse Effect” or any words of similar meaning) could reasonably be expected to have a Material Adverse Effect;

(d) Bankruptcy Event. (i) The Company or any Company Party (A) institutes or consents to the institution of any proceeding under any Debtor Relief Law or makes an assignment for the benefit of creditors, (B) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, or (C) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; (iii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or (iv) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(e) Indebtedness. Any Company Party (i) fails to pay when due beyond any grace period provided with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (other than the Obligations hereunder) in excess of $15,000,000 (or its foreign currency equivalent) or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any agreement or in any instrument evidencing any of its Indebtedness (other than the Obligations hereunder) of $15,000,000 or more and, as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” means, collectively, (i) accounts used exclusively for payroll, the withheld employee portion of payroll taxes and other employee wage and benefit payments, (ii) accounts used exclusively for escrow, trust, or other fiduciary arrangements established in the ordinary course and not in contemplation of this Agreement, (iii) accounts constituting cash collateral accounts subject to Permitted Liens and (iv) bank or similar deposit accounts with balances that at no time exceed $2,000,000 individually or $3,000,000 in the aggregate at any time for all such accounts; provided that no account used for collecting payments from customers, suppliers or clients of any Company Party or any Subsidiary of a Company Party shall constitute an “Excluded Account”.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.2.

“Excluded Subsidiary” means, collectively, (i) Immaterial Subsidiaries and (ii) any Subsidiary that the cost or burden of providing a guaranty or to create or perfect Liens over the assets of which would outweigh the benefit afforded to the Investor thereby, as determined in the Investor’s sole but commercially reasonable discretion (it being understood and agreed that so long as any Subsidiary constitutes an “Excluded Subsidiary” under and as referred to in the NPA Documents, such Subsidiary shall constitute an Excluded Subsidiary hereunder).

“FDA” means the U.S. Food and Drug Administration or any successor agency or authority thereto.

“Final Payment Amount” means as of any date of determination, the amount equal to the sum of (i) the applicable amount payable under Section 3.1(f), less the aggregate of all of the payments of the Company in respect of the Revenue Interests (including any Under Performance Payment) made to the Investor prior to such date, plus (ii) any other Obligations payable by the Company Parties under this Agreement and the other Transaction Documents (if any).

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements.

“Force Majeure Event” means military action or war (whether or not declared), terrorism, riot, fire, explosion, accident, flood, sabotage, changes in Applicable Laws, actions of Governmental Authorities, pandemics (other than the current COVID-19 pandemic or any government response thereto), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, or other natural disasters or weather conditions.

“Foreign Security Documents” means any pledge, security or other collateral agreement pursuant to which the assets owned by a Foreign Subsidiary or the Equity Interests in such Foreign Subsidiary are made subject to a Lien in favor of the Agent, for the benefit of the Investor, including but not limited to the French Security Documents and the Australian Security Documents, and which is governed by the laws of the jurisdiction in which such Foreign Subsidiary is formed, in each case in form and substance reasonably satisfactory to the Agent and in each case as amended, restated, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“French Security Documents” means (i) the financial securities account pledge agreement governed by French law (including but not limited to the statement of pledge and the pledge certificate) executed on or after the Amendment Effective Date by and among, among others, the Company, as pledgor, the Agent, the Collateral Agent and Allurion France, as securities account holder, and (ii) any document required to be delivered thereunder or relating thereto.

“Fundamental Representations” means those representations and warranties of the Company set forth in Section 4.1 (Organization), Section 4.2 (No Conflicts), Section 4.3 (Authorization), Section 4.4 (Ownership), Section 4.8 (No Broker’s Fees), Section 4.10 (Intellectual Property Matters), Section 4.13 (Bankruptcy), Section 4.20 (Perfection of Security Interests) and Section 4.23 (Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act).

“GAAP” means generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States from time to time (consistently applied and on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles used in preparing the Company’s financial statements), and any successor thereto; provided that if a transition in such generally accepted accounting principles would substantively change the recognition of revenue with respect to Net Sales (as currently defined) and its calculation as set forth this Agreement, then the Parties shall mutually agree to amendments to this Agreement in order to cause the amount of Revenue Interests as determined after giving effect to such transition in generally accepted accounting principles to be substantially the same as the amount of Revenue Interests as determined under generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States as of the Closing Date.

“Gastric Balloon” means a gastric balloon for weight loss owned or controlled by the Company, the Parent, or any of their respective Subsidiaries as of the Closing Date or during the Payment Term, and any derivatives, modifications and improvements thereto.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, Taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any jurisdiction.

“Governmental Licenses” means all authorizations issuing from a Governmental Authority, including the FDA, based upon or as a result of applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product, which are owned by or licensed to the Company or any Subsidiary, acquired by the Company or any Subsidiary via assignment, purchase or otherwise or that the Company or any Subsidiary is authorized or granted rights under or to.

“Grantors” means the Company and the Guarantors.

“Guarantors” means (i) from and after the Closing, the Parent, (ii) each Subsidiary (other than an Excluded Subsidiary) that owns more than a de minimis portion of the Collateral as of the Closing Date, including any Subsidiary that holds or maintains any Regulatory Approval necessary or required for any Product commercialization and development activities, owns or operates any manufacturing or similar facility involved in Product commercialization and development activities, owns or licenses any material Intellectual Property, holds inventory or receivables, books revenue, or has more than ten (10) employees, and (iii) any other Subsidiary of the Company that executes and delivers a Joinder Agreement pursuant to Section 6.1.

“Guaranty” means that certain Guaranty, dated as of August 1, 2023, executed by Parent, the Company and each of the other Guarantors in favor of the Agent, for the benefit of the Investor, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Hard Cap” means two hundred sixty percent (260%) of the Investment Amount.

“Hedging Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Immaterial Subsidiary” means, as of any date of determination, any Foreign Subsidiary of a Company Party (i) the unconsolidated assets of which does not exceed two and a half percent (2.5%) of the consolidated assets of Parent and its consolidated Subsidiaries as set forth in the financial statements most recently delivered pursuant to Sections 6.9(a) or (b), as applicable, and (ii) the unconsolidated revenues of which does not exceed two and a half percent (2.5%) of the consolidated revenues of Parent and its consolidated Subsidiaries as set forth in the financial statements most recently delivered pursuant to Sections 6.9(a) or (b), as applicable; provided that no Subsidiary of the Company Parties shall qualify as an Immaterial Subsidiary if (x) the assets or revenue of such Subsidiary taken together with the assets or revenue of all then existing Immaterial Subsidiaries exceeds seven and a half percent (7.5%) of the consolidated assets or revenue, as applicable, of Parent and its consolidated Subsidiaries or (y) such Subsidiary holds or maintains any Regulatory Approval necessary or required for any Product commercialization and development activities, owns or operates any manufacturing or similar facility involved in Product commercialization and development activities, owns or licenses any material Intellectual Property, holds inventory or receivables, books revenue, or has more than ten (10) employees.

“Indebtedness” of any Person means (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services (except (i) trade accounts payable that arise in the ordinary course of business, (ii) payroll liabilities and deferred compensation, and (iii) any purchase price adjustment, royalty, earnout, milestone payments, contingent payment or deferred payment of a similar nature incurred in connection with any license, lease, contract research and clinic trial arrangements or acquisition), (d) any obligation of such Person as lessee under a capital lease (under GAAP as in effect on the date hereof), (e) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (f) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other guaranty issued by such other Person, (g) any Indebtedness of others secured by a Lien on any asset of such Person, and (h) any Indebtedness of others guaranteed by such Person; provided that intercompany loans among the Company, Parent, or any of their respective Subsidiaries shall not constitute Indebtedness.

“Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Company under a Transaction Document.

“Initial Closing” means the closing of the transactions contemplated under RIFA1.

“Initial Closing Date” means the date of the Initial Closing.

“Intellectual Property” means all intellectual property, including but not limited to all proprietary information, trade secrets, Know-How, utility models; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto, Patents, registered or unregistered Trademarks, trade names and service marks (including all goodwill associated therewith), registered and unregistered Copyrights and all applications thereof.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by the Company Parties and their applicable Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by the Parent, the Company or any of their respective Subsidiaries shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be substantially in the form attached hereto as Exhibit C.

“Intercreditor Agreement” means that certain Equal Priority Intercreditor Agreement, dated as of the Amendment Effective Date, by and between the NPA Agent, the Principal Purchaser and the Agent, and acknowledged and agreed to by Parent, the Company and Allurion Australia, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Interim Financial Statements” means the unaudited consolidated balance sheet of the Company and its Subsidiaries for the nine-month period year ended September 30, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such period of the Company and its Subsidiaries, including the notes thereto (if any).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment Amount” means the Conversion Amount.

“Investor” has the meaning set forth in the preamble.

“Investor Indemnification Obligations” has the meaning set forth in Section 10.2.

“Investor Indemnified Party” has the meaning set forth in Section 10.1.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Party or any of its Subsidiaries.

“IP Rights” means, collectively, all Confidential Information, all Copyrights, all Copyright Licenses, all Domain Names, all Governmental Licenses, all applications and requests for Governmental Licenses, all Other Intellectual Property, all Other IP Agreements, all Patents, all Patent Licenses, all Patent Rights (including, for the avoidance of doubt, the Product Patent Rights), all Proprietary Databases, all Proprietary Software, all Trademarks, all Trademark Licenses, all Trade Secrets, all Websites, all Website Agreements and all Regulatory Approvals, in each case, which are owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Company, including (but not limited to) the items listed on Schedule 4.10(a).

“Joinder Agreement” means, collectively or individually, as the context requires, (i) a joinder agreement substantially in the form of Exhibit A to the Guaranty and (ii) an accession agreement substantially in the form of Exhibit A to the Security Agreement, in each case, executed and delivered by each Subsidiary in accordance with the provisions of Section 6.1.

“Judgment” means any judgment, order, consent order, writ, injunction, citation, attachment, stipulation, award or decree of any nature.

“Key Countries” means Australia, Brazil, Canada, Chile, France, India, Italy, the People’s Republic of China, Saudi Arabia, Spain, United Arab Emirates, the United Kingdom, and the United States.

“Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form (and whether or not patentable), including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data and results (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data and results), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

“Knowledge” means, with respect to the Company, (a) for purposes of Article IV, the knowledge, after due inquiry, as of the date of this Agreement, of any of the officers of the Company identified on Schedule 1.1, and (b) for all other purposes of this Agreement, the knowledge, after due inquiry, as of a specified time, of any of the officers of the Company identified on Schedule 1.1 or any successor to any such officer holding the same or substantially similar officer position at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, having the force of law.

“Legal Maturity Date” means December 31, 2030.

“Letter Agreement” means that certain letter agreement, dated as of February 9, 2023, by and among the Parent (as successor to Compute Health Acquisition Corp., a Delaware corporation), the Parent, the Company, the Company (as successor to Allurion Technologies, Inc., a Delaware corporation), the Investors, and the RIFA1 Investors, as (i) amended and restated by that certain amended and restated letter agreement, dated as of May 2, 2023, (ii) assigned by that certain assignment agreement, dated as of July 28, 2023, and (iii) assigned by that certain assignment agreement, dated as of April 9, 2024, and as may be further amended, restated, supplemented and otherwise modified from time to time in accordance with its terms.

“License Agreement” means (i) each agreement identified on Schedule 6.8 as of the Closing Date and (ii) any New License Agreements, which may be added to Schedule 6.8. “Licensed Product Patent Rights” means all Product Patent Rights licensed or sublicensed to the Company or any of its Subsidiaries.

“Licensee” means, with respect to any Products, a Third Party to whom the Company, the Parent, or any of their respective Subsidiaries has granted a license or sublicense (or any Third Party to whom such Third Party has granted a license or sublicense) to develop, have developed, make, have made, seek Regulatory Approvals for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize such Products under the applicable License Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.

“Loss” means any loss, assessment, award, cause of action, claim, charge, Tax, cost, expense (including reasonable expenses of investigation and reasonable attorneys’ fees), fine, judgment, liability, obligation or penalty; provided, however that Loss shall not include any lost profits or revenue or consequential, punitive, special or incidental damages except (a) the amount of any Revenue Interests that are not received by the Investor due to failure by any Third Party to make payment thereof (other than resulting from any matter described in Section 10.1(a), (b), (c) or (d)) and (b) any lost profits or revenue or consequential, punitive, special or incidental damages awarded against or payable by Investor to a Third Party in connection with a claim or action for which the Company is required to indemnify Investor pursuant to Section 10.1.

“Marketing Authorization” means, with respect to a Product, the Regulatory Approval required by Applicable Law to commercially distribute such Product in a country or region, including, to the extent required by Applicable Law for the commercial distribution of such Product, all pricing approvals and government reimbursement approvals.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the rights and/or remedies of the Investor under any Transaction Document to which it is a party or a material impairment in the perfection or priority of the Investor’s security interests in the Collateral, (c) an impairment of the ability of the Company Parties (taken as a whole) to perform their respective obligations under the Transaction Documents that could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company Party of any Transaction Document to which it is a party; provided, that none of the following would constitute a Material Adverse Effect, except to the extent such changes have had a disproportionate effect on the Company or the Business relative to other participants in the medical device industry: (i) changes in laws or regulations or in the interpretations or methods of enforcement thereof; (ii) general economic changes in the medical device industry; or (iii) any Force Majeure Event.

“Material Contract Counterparty” means a counterparty to any Material Contract.

“Material Contracts” means (a) each Contract creating or evidencing any Material Indebtedness, (b) the NPA Documents, (c) any Contract providing for the inbound or outbound license of material Intellectual Property, and (d) any other Contract to which Parent or any of its Subsidiaries is a party or a beneficiary from time to time, or to which any assets or properties of Parent or any of its Subsidiaries are bound (i) the absence or termination of which would reasonably be expected to have a Material Adverse Effect or (ii) without duplication during any period of twelve (12) consecutive months is reasonably expected to, directly or indirectly, (x) result in payments or receipts (including royalty, licensing or similar payments) made to Parent or any of its Subsidiaries in an aggregate amount in excess of $3,000,000, or (y) require payments or expenditures (including royalty, licensing or similar payments) to be made by Parent or any of its Subsidiaries in an aggregate amount in excess of $3,000,000, in each case, as amended, supplemented or otherwise modified from time to time.

“Material Indebtedness” means (i) Indebtedness pursuant to the NPA Documents and (ii) any other Indebtedness of the Company, the Parent or any of their respective Subsidiaries, the outstanding principal amount of which, individually or in the aggregate, exceeds $1,000,000 (or the equivalent amount in other currencies).

“Maturity Payment” has the meaning set forth in Section 3.1(d).

“Methodology” has the meaning set forth in Section 6.21(c).

“Minimum Return Date” means the date on which the Investor have received aggregate payments on account of the Revenue Interests equal to 100% of the Investment Amount.

“Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Sales” means, with respect to each Product, for any period of determination and without duplication, the sum of: (a) “net revenue” with respect to the sale by the Company, the Parent, or any of their respective Subsidiaries, and any of their respective Licensees (each, a “Selling Party”) of such Product, as reported in such Selling Party’s (or its successor’s) periodic reports filed with the SEC (or its foreign equivalent) on Form 10-Q and Form 10-K (as applicable, or its foreign equivalent); and (b) for any sales of such Product by a Selling Party that are not reported in such Selling Party’s (or its successor’s) periodic reports filed with the SEC (or its foreign equivalent) on Form 10-Q and Form 10-K (as applicable, or its foreign equivalent) under the preceding clause (a) as “net revenue”, then “net sales” of each such Product shall be calculated in such case as the difference between (notwithstanding anything to the contrary and for the avoidance of doubt, no “net sales” calculated in the preceding clause (a) shall be included in the “net sales” calculation pursuant to clause (b)): (i) the gross amount billed, invoiced or otherwise recognized as revenue in accordance with GAAP with respect to sales or other dispositions to a Third Party of such Product by the Selling Parties, minus (ii) the following deductions:

(a) rebates, credits or allowances actually granted for damaged or defective products, returns or rejections of such Product or recalls, or for retroactive price reductions and billing errors;

(b) normal and customary trade, cash, quantity and other customary discounts, allowances and credits (including chargebacks) given to Third Parties in the ordinary course;

(c) sales Taxes, duties, VAT Taxes and other Taxes to the extent imposed upon and paid with respect to the sales price (and excluding in each case Taxes based on income or franchise Taxes of any kind);

(d) freight, duty, postage, shipping and transportation or shipping insurance expense and other transportation charges directly related to the distribution of such Product;

(e) non-affiliated brokers or agent commissions, distribution services agreement fees and other similar amounts allowed or paid to Third Party distributors, including specialty distributors of such Product;

(f) rebates made with respect to sales paid for by any Governmental Authority (including, without limitation, Medicaid and Medicare), their agencies and purchasers and reimbursers, managed health care organizations, or to trade customers;

(g) the portion of administrative fees paid during the relevant time period to group purchasing organizations relating to such Product;

(h) any invoiced amounts that are not collected by a Selling Party, including bad debts; and

(i) any customary or similar payments related to the foregoing (a) – (h) that apply to the sale or disposition of medical device products.

For clarity, Net Sales will not include any sales to an Affiliate (unless such Affiliate is the final end-user of such Product), but will include subsequent sales or dispositions of Products to a Third Party. In the case of any sale or other disposal for value, such as barter or counter-trade, of such Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Product in the country of sale or disposal, as determined in accordance with GAAP.

“New License Agreement” means any partnership agreement, license agreement or similar agreement entered into by the Company, the Parent, or any of their respective Subsidiaries, pursuant to which the Company, the Parent, or any of their respective Subsidiaries has granted a license or sublicense to any Third Party to develop, have developed, make, have made, seek Regulatory Approvals for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize any Product.

“Note Purchase Agreement” has the meaning set forth in the definition of “NPA Documents”.

“NPA Agent” has the meaning set forth in the definition of “NPA Documents”.

“NPA Documents” means, collectively, (i) that certain Note Purchase Agreement, to be dated on or about the Amendment Effective Date (the “Note Purchase Agreement”), among the Parent, the purchasers from time to time party thereto (each, a “Purchaser”, and collectively, the “Purchasers”), RTW Investments, LP, as agent for the Purchasers thereunder (in such capacity, together with its successors and permitted assigns, the “Principal Purchaser”), and Acquiom Agency Services LLC, as collateral agent for the Purchasers and the Principal Purchaser (in such capacity, together with its successors and permitted assigns, the “NPA Agent”), and (ii) each Note and each of the other Note Documents (each, as defined in the Note Purchase Agreement).

“Objection Notice” has the meaning set forth in Section 6.21(b).

“Obligations” means all liabilities, obligations, covenants and duties of any the Company Parties arising under this Agreement or any other Transaction Document with respect to the payment of the Revenue Interests (including any Under Performance Payment) up to the Hard Cap, and the obligations of the Company to pay any interest accrued on any unpaid Revenue Interests or the Final Payment Amount and reimburse or indemnify the Investor for any Losses incurred by the Investor in connection with the enforcement of its rights under this Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Omnibus Amendment” means that certain Omnibus Amendment, dated as of April 14, 2024, by and among the RIFA1 Investors, the Company, Parent, Allurion Australia and the Agent.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Intellectual Property” means all worldwide intellectual property rights, industrial property rights, proprietary rights and common-law rights, whether registered or unregistered, which are not otherwise included in Confidential Information, Copyrights, Copyright Licenses, Domain Names, Governmental Licenses, Other IP Agreements, Patents, Patent Licenses, Trademarks, Trademark Licenses, Proprietary Databases, Proprietary Software, Websites, Website Agreements and Trade Secrets, including, without limitation, all rights to and under all new and useful algorithms, concepts, data (including all clinical data relating to a Product), databases, designs, discoveries, inventions, know-how, methods, processes, protocols, chemistries, compositions, formulas, show-how, software (other than commercially available, off-

the-shelf software that is not assignable in connection with a Change of Control), specifications for the Products, techniques, technology, trade dress and all improvements thereof and thereto, in each of the foregoing cases, which is owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Other IP Agreements” means any agreement, whether written or oral, providing for the grant of any right under any Confidential Information, Governmental License, application or request for a Governmental License, Proprietary Database, Proprietary Software, Trade Secret and/or any other IP Right, to the extent that the grant of any such right is not otherwise the subject of a Copyright License, Trademark License, Patent License or Website Agreement.

“Owned Product Patent Rights” means Product Patent Rights which are owned by the Company or its Subsidiaries.

“Parent” means Allurion Technologies, Inc., a Delaware corporation.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patent License” means any agreement, whether written or oral, providing for the grant of any right to use any Patent.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patents.

“Patent Rights” means, collectively, with respect to a Person, all Patents issued or assigned to, and all Patent applications and registrations made by, such Person (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (a) rights and privileges arising under applicable Law with respect to such Person’s use of any Patents, (b) inventions and improvements described and claimed therein, (c) reissues, divisionals, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (d) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (e) rights corresponding thereto throughout the world and (f) rights to sue for past, present or future infringements thereof, in each such case, related to the Products and which are owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Company or any Subsidiary, including without limitation those Patent Rights identified in Schedule 4.10(a).

“Patents” means all letters patent and patent applications, industrial designs and design patent rights protected, created or arising under the Laws of the United States or in any other jurisdiction or under any international convention (and all letters patent that issue therefrom or from an application claiming priority therefrom) and all patent term extensions, supplementary protection certificates, reissues, reexaminations, extensions, substitutes, renewals, divisionals and continuations (including continuations-in-part and continuing prosecution applications) thereof, and including provisional applications and statutory invention registrations, for the full term thereof, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing.

“Payment Term” means the time period commencing on the Closing Date and expiring on the earlier of (a) the date upon which the Investor has received in full cash payments in respect of the Revenue Interests totaling the Final Payment Amount, (b) the date upon which the Investor has received the payment amounts required by and set forth in Section 3.1(f)(i), (ii) or (iii), or (c) the Legal Maturity Date; provided that the Payment Term shall be deemed to extend until any Obligations that arise prior to the end of the Payment Term are fully paid.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permits” means licenses, Governmental Licenses, certificates, accreditations, Regulatory Approvals, other authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of the Company’s or any Subsidiary’s Business or to comply with any Applicable Laws, and those issued by state governments for the conduct of the Company’s or any Subsidiary’s Business.

“Permitted Debt” means any of the following Indebtedness of the Company and its Subsidiaries (which, for purposes of determining whether such Indebtedness exceeds any maximum amount provided in the applicable clause below, shall be calculated on a consolidated basis with respect to the Company and its Subsidiaries):

(a) Indebtedness under the NPA Documents in an aggregate principal amount not to exceed $48,000,000 plus any PIK Interest (as defined in the Note Purchase Agreement);

(b) Indebtedness under the Transaction Documents;

(c) Indebtedness incurred by the Company or its Subsidiaries consisting of (i) the financing of the payment of insurance premiums solely in respect of insurance policies described in Section 6.12 insuring assets or businesses of a Company Party that are written or arranged in such Company Party’s ordinary course of business and which are payable within one (1) year and (ii) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(d) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business;

(e) Indebtedness in respect of performance, indemnity, bid, stay, customs, appeal, replevin and surety bonds, performance and completion guarantees and other similar bonds or guarantees, trade contracts, government contracts and leases, in each case incurred in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding, but excluding guaranties with respect to any obligations for borrowed money;

(f) Indebtedness arising from (A) the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of notification to the Company of its incurrence and (B) Treasury Management Arrangements in the ordinary course of business;

(g) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business; provided, that (i) the aggregate outstanding amount of such letters of credit issued thereunder shall not exceed $500,000 at any time outstanding and (ii) no such Indebtedness shall be permitted to be incurred in reliance on this clause (g) by Allurion France;

(h) Indebtedness in respect of Hedging Agreements in an aggregate notional amount for all such Hedging Agreements not to exceed $1,500,000 (or the equivalent amount in other currencies) at any time outstanding; provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(i) to the extent constituting Indebtedness, customary transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) among the Company and its Subsidiaries that are in the ordinary course of business;

(j) [reserved];

(k) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person in the ordinary course of business, provided that the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made); provided, that, (A) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $3,000,000 (or the equivalent amount in other currencies) at any one time outstanding, (B) such Indebtedness when incurred shall not exceed the purchase price of (or the repair, improvement or constructions costs for) the asset(s) financed, and (C) no such Indebtedness shall be refinanced, renewed or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, renewal or extension;

(l) Guarantees of a Company Party in respect of Indebtedness of another Company Party otherwise permitted hereunder; provided that any subrogation claims of any such guarantying Company Party shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;

(m) credit card Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding; provided that the aggregate amount of such Indebtedness incurred in reliance on this clause (l) by Allurion France shall not exceed $250,000;

(n) [reserved];

(o) [reserved];

(p) Indebtedness of a Company Party owing to another Company Party; provided that, in each case, such Indebtedness shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement or on other terms satisfactory to the Collateral Agent (acting at the direction of the Principal Purchaser) acting reasonably;

(q) Indebtedness of the Company Parties under RIFA1;

(r) other unsecured Indebtedness not otherwise permitted under clauses (a) through (q) in an aggregate principal amount not to exceed $2,000,000 at any time outstanding; provided that no such Indebtedness shall be permitted to be incurred in reliance on this clause (r) by Allurion France; and

(s) Permitted Refinancings of Permitted Debt (other than clauses (c)(ii), (d), and (f) of this definition of “Permitted Debt”).

“Permitted Licensee” means a Third Party counterparty to a license entered into in the ordinary course of the Company’s Business in the development, manufacture, or commercialization of any Product.

“Permitted Licenses” means, collectively, licenses of the Products in the Territory to a Permitted Licensee: provided, that, with respect to each such license:

(a) no Default or Event of Default has occurred or is continuing at the time of entry into such license;

(b) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment from the Company, the Parent, or any of their respective Subsidiaries to a Third Party of any intellectual property that, at the time of execution of such license, comprises a portion of the Collateral (or assets that would constitute Collateral if owned by a Company Party), and do not restrict the ability of the Company or any of its Subsidiaries, as applicable, to pledge, grant a Lien on or assign or otherwise transfer such intellectual property (in each case other than customary non-assignment provisions that restrict the assignability of the license but do not otherwise restrict the ability of the Company or any Subsidiary (as applicable) to pledge, grant a Lien on or assign any such intellectual property); and

(c) in the case of any exclusive license to Commercialize the Products, the Company delivers to the Investor a copy of the final executed exclusive license promptly upon consummation thereof, subject to reasonable redaction to comply with obligations of confidentiality.

“Permitted Liens” means:

(a) Liens created in favor of the Agent pursuant to the Transaction Documents;

(b) any Lien on any property or asset of any Company Party or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 1.2, provided that (i) no such Lien shall extend to any other property or asset of any Company Party or any of their Subsidiaries and (ii) any such Lien shall secure only those obligations which it secured on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) inchoate Liens for ad valorem property Taxes not yet delinquent;

(d) Liens in respect of property of the Company imposed by Applicable Law which (i) were incurred in the ordinary course of business (including, but not limited to, carriers’, warehousemen’s, distributors’, wholesalers’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business) (ii) do not secure Indebtedness for borrowed money, and (iii) secure payment obligations (i) not then due, (ii) that if due, are not yet overdue by more than thirty (30) days, (iii) that if overdue by more than thirty (30) days, are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained in accordance with GAAP or (iv) with respect to which the failure to make payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, insurance, surety bonds, or other obligations of a like nature or to secure the performance of letters of credit, banker’s acceptances, bids, tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business, other than any Lien imposed by ERISA which has resulted or would result in liability, together with any other Lien imposed by ERISA, in an aggregate amount in excess of $1,000,000;

(f) Liens for Taxes, assessments and governmental charges that are not delinquent or remain payable without any interest or penalty or that are being contested in good faith and with due diligence by appropriate proceedings and for which adequate reserves have been established and maintained in accordance with GAAP;

(g) banker’s liens for collection or rights of set off or similar rights and remedies as to funds maintained with depositary institutions; provided that such funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company in excess of those required by applicable banking regulations;

(h) Liens on assets and rights that do not constitute any portion of the Collateral (or assets that would constitute Collateral if owned by a Company Party);

(i) Liens in favor of the Company or any Subsidiary;

(j) [reserved];

(k) [reserved];

(l) Liens on Equity Interests of Subsidiaries that are not Guarantors;

(m) Liens securing judgments for the payment of money not constituting an Event of Default;

(n) Liens securing Indebtedness permitted to be incurred under clause (k) of the definition of “Permitted Debt” covering only the assets acquired or financed by such Indebtedness; provided that individual financings provided by one lender may be cross collateralized to other financings provided by such lender or its Affiliates;

(o) customary Liens incurred in the ordinary course of business to secure obligations in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services;

(p) Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings with respect to unearned premiums and other liabilities to insurance carriers;

(q) Liens on specific items of inventory or other goods (and the proceeds thereof) of the Company and its Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t) any interest or title of a lessor or licensor under any lease, sublease, license or sublicense entered into by the Company or any Subsidiary in the ordinary course of its business;

(u) Liens on cash collateral securing hedging agreements entered into for bona fide hedging purposes in the ordinary course of business and not for speculative purposes;

(v) survey exceptions, encumbrances, ground leases, easements (including reciprocal easement agreements), or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(w) (i) Liens securing or arising out of Judgments or notices of lis pendens and associated rights related to litigation with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired, and Liens on litigation proceeds securing obligations to pay expenses incurred in connection with such litigation and (ii) Liens arising from Judgments that do not constitute an Event of Default;

(x) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(y) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

(z) Liens on equipment or inventory of the Company or any Subsidiary granted in the ordinary course of business to the Company’s or such Subsidiary’s supplier at which such equipment or inventory is located;

(aa) Liens arising from precautionary UCC financing statements regarding operating leases or consignments and other precautionary UCC financing statements or similar filings;

(bb) Liens on any assets held by a trustee (i) under any indenture or other debt instrument where the proceeds of the securities issued thereunder are held in escrow pursuant to customary escrow arrangements pending the release thereof, and (ii) under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(cc) Liens of (i) a collection bank arising under Section 4-210 of the UCC (or any analogous statutory provision of applicable foreign Law) on items in the course of collection and which arise from general banking conditions, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(dd) Liens securing Indebtedness permitted to be incurred under clause (a) of the definition of “Permitted Debt” so long as such Liens are subject to the Intercreditor Agreement;

(ee) Liens securing Indebtedness permitted to be incurred under clause (q) of the definition of “Permitted Debt” so long as such Liens are subject to the Intercreditor Agreement;

(ff) Liens on deposits or other amounts held in escrow to secure payments (contingent or otherwise) payable by the Company or any Subsidiary with respect to (i) the settlement, satisfaction, compromise or resolution or judgments, litigation, arbitration or other Disputes and (ii) any commercial contracts for manufacturing, production and other service arrangements entered into in the ordinary course of business;

(gg) Liens on property or Equity Interests of another Person existing at the time such other Person becomes a Subsidiary of the Company; provided that such liens were in existence prior to the contemplation of the relevant merger, amalgamation or consolidation and do not extent to any assets other than those of the Person that becomes a Subsidiary of the Company;

(hh) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with the acquisition of all or substantially all the Equity Interests or assets, or assets constituting a line of business of another Person; and

(ii) cash collateral accounts serving as collateral in connection with Indebtedness permitted pursuant to clause (g) of “Permitted Debt” in an amount up to 105% of such Indebtedness.

“Permitted Refinancing” means, with respect to any Indebtedness not prohibited from being refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement (A) shall be incurred by the same obligor as the Indebtedness being so refinanced and (B) shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that are less favorable in any material respect to Parent and its Subsidiaries or the Investor than the terms of any agreement or instrument governing the Indebtedness being refinanced, extended, renewed or replaced, (iii) have an applicable interest rate or equivalent yield that exceeds the interest rate or equivalent yield of the Indebtedness being refinanced, extended, renewed or replaced, (iv) require or result in any Lien that is not a Permitted Lien, or (v) contain any new requirement to give guaranties that was not an existing requirement of the Indebtedness being refinanced, extended, renewed or replaced; provided further that after giving effect to such refinancing, extension, renewal or replacement, no Default or Event of Default shall have occurred and be continuing (or could reasonably be expected to immediately occur) as a result thereof.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Personal Information” has the meaning set forth in Section 4.24(b).

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan) that is maintained for employees of the Company or, in the case of any Pension Plan, any ERISA Affiliate or to which the Company or, in the case of any Pension Plan, any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Prepayment Amount” has the meaning set forth in Section 3.1(e).

“Principal Purchaser” has the meaning set forth in the definition of “NPA Documents”.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of (i) research, development, manufacturing, quality compliance, use, sale, licensing, importation, exportation, shipping, storage, handling, designing, labeling, marketing, promotion, supply, dispensing, distribution, testing, packaging, purchasing or other commercialization activity, (ii) receipt of payment or other remuneration in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments) or (iii) any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Material Contract” means any Material Contract relating to the Products.

“Product Patent Rights” means any Patent Rights relating to the Products, including the Owned Product Patent Rights and the Licensed Product Patent Rights.

“Product Payment Amount” means, for each Calendar Quarter, an amount equal to the Applicable Tiered Percentage(s) multiplied by the applicable portion of Quarterly Net Sales for such Calendar Quarter. For clarity, the Applicable Tiered Percentage used to calculate the Product Payment Amount for a given Calendar Quarter will be based on the aggregate Net Sales in the Territory billed or invoiced in such Calendar Quarter and all prior Calendar Quarters in the applicable Calendar Year, and more than one Applicable Tiered Percentage may apply to any given Calendar Quarter if there are Net Sales in multiple payment tiers (as reflected in the definition of Applicable Tiered Percentage) during such Calendar Quarter. The Product Payment Amount for each Quarterly Payment Date shall be determined in a manner consistent with the example of such calculation set forth in Annex I.

“Product Plan” means the Commercialization plan with respect to the Products presented to Investor during diligence, as set forth on Schedule 1.3.

“Products” means (a) the Gastric Balloon and a suite of related and complementary digital products, and (b) any and all current and future products, digital solutions, and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by the Company or any of its Subsidiaries.

“Proprietary Databases” means any material non-public proprietary database or information repository that is owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Proprietary Software” means any proprietary software (other than any software that is generally commercially available, off-the-shelf and/or open source) including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Purchaser” has the meaning set forth in the definition of “NPA Documents”.

“Purpose” has the meaning set forth in Section 9.1.

“Quarterly Net Sales” means, with respect to any Calendar Quarter, the aggregate amount of Net Sales in the Territory for that Calendar Quarter.

“Quarterly Payment Date” means each March 31, May 15, August 15 and November 15 following the end of the first Calendar Quarter after the Closing Date (provided if any such date is not a Business Day, the Quarterly Payment Date shall be the next succeeding Business Day).

“Quarterly Statements” has the meaning set forth in Section 6.9(b).

“Real Property Security Documents” means any landlord consents, bailee letters, any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Company Party and granting a security interest in real property owned or leased (as tenant) by any Company Party in favor of the Agent, for the benefit of the Investor, for purposes of securing the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Recipient” has the meaning set forth in Section 9.1.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of medical devices or other regulation of medical devices in any jurisdiction.

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, clearances, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which any Product may be researched, tested, developed, manufactured, marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, senior vice president, general counsel, managing director, vice president of finance, treasurer, assistant treasurer or controller of a Company Party and, solely for purposes of the delivery of certificates pursuant to this Agreement, the secretary or any assistant secretary of a Company Party. Any document delivered hereunder that is signed by a Responsible Officer of a Company Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Company Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Company Party.

“Revenue Interests” means, for the period during the Payment Term, all of the Company’s rights, title and interest in and to, free and clear of any and all Liens (other than Liens securing Indebtedness under clause (a), (b) and (q) of the definition of “Permitted Debt”), that portion of the Annual Net Sales of the Company in an amount equal to the Product Payment Amount for each Calendar Quarter during the Payment Term.

“RIFA1” means that certain Revenue Interest Financing Agreement, dated as of February 9, 2023, by and among the Company (as successor to Allurion Technologies, Inc., a Delaware corporation) and the RIFA1 Investors, as (i) assigned by that certain Assignment and Assumption, dated as of April 27, 2023, (ii) assigned by that certain Assignment Agreement, dated as of July 28, 2023, and (iii) amended by the Omnibus Amendment, and as may be further amended, restated, supplemented and otherwise modified from time to time in accordance with its terms.

“RIFA1 Investors” means 4010 Royalty Investments ICAV, an Irish collective asset-management vehicle, for and on behalf of its sub-fund, 4010 Royalty Investments Fund 1, and 4010 Royalty Master Fund, LP, a Cayman Islands limited partnership, in each case, together with their successors and permitted assigns.

“RTW” means RTW Investments, LP, a Delaware limited partnership.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Company, any Subsidiary or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Products.

“Sale and Leaseback Transaction” means, with respect to any Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any successor agency or authority thereto.

“Securities Account” means a “securities account” (as defined in Article 8 of the UCC) or other account to or for the credit or account of any Company Party to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Security Agreement” means that certain Security Agreement, dated as of August 1, 2023, executed by the Company, each of the Guarantors (including Parent) party thereto and the Agent, as modified by the Omnibus Amendment and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Selling Party” has the meaning set forth in the definition of “Net Sales.”

“Set-off” means any set-off, off-set, reduction or similar deduction.

“Statement Period” has the meaning set forth in Section 6.9(b).

“Subscription Agreement” means that certain Subscription Agreement by and between Parent and the Investor dated February 9, 2023, as (i) assigned by that certain assignment agreement, dated as of July 28, 2023, and (ii) assigned by that certain assignment agreement, dated as of April 9, 2024, and as may be further amended, restated, supplemented and otherwise modified from time to time in accordance with its terms.

“Subsidiary” means, with respect to any Person, (a) any entity as to which such Person directly or indirectly owns outstanding voting securities with power to vote fifty percent (50%) or more of the outstanding Voting Stock of such entity or (b) any entity as to which fifty percent (50%) or more of its outstanding Voting Stock are directly or indirectly owned, controlled or held by such Person with power to vote such securities. As of the Closing Date, the Subsidiaries of the Company are set forth on Schedule 4.19. Unless stated otherwise, “Subsidiary” shall be understood to refer to a Subsidiary of the Company.

“Tax” or “Taxes” means any U.S. federal, state or local or non-U.S. tax, levy, impost, duty, assessment or withholding or other similar fee, deduction or charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).

“Territory” means worldwide, in each case, whether imposed directly or through withholding and whether or not disputed.

“Third Party” means any Person other than (a) the Company or its Subsidiaries, (b) the Investor, (c) the Parent or its Subsidiaries, (d) an Affiliate of the Investor (as applicable).

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, excluding any lender, officer, directors, employee or agent or other representative of a Party, including any investigation by any Governmental Authority.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and (c) which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Trademark License” means any agreement, written or oral, providing for the grant of any right to use any Trademark.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, protected, created or arising under the Laws of the United States, under the Laws of any other country or jurisdiction, under any international convention, under the Laws of any state thereof or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Transaction Documents” means (i) this Agreement, including the exhibits hereto, (ii) the Letter Agreement, (iii) the Intercreditor Agreement, (iv) the Security Agreement, (v) the Guaranty, (vi) any Joinder Agreement, (vii) the Intercompany Subordination Agreement, (viii) RIFA1, (ix) any other guaranty, security agreement, subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate identified as a “Transaction Document” or otherwise expressly required to be delivered pursuant to a Transaction Document or other amendment, waiver or modification of the foregoing, delivered to the Agent or the Investor by or on behalf of (and at the direction or request of) any Company Party in connection with this Agreement or any of the other Transaction Documents, in each case, as amended or otherwise modified from time to time.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including Deposit Accounts, netting services, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, direct debit, cash concentration, trade finance services and other cash management services.

“U.S.” or “United States” means the United States of America, its 50 states, each territory and possession thereof and the District of Columbia.

“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the security interests or any portion thereof granted pursuant to the Security Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Under Performance Payment” has the meaning set forth in Section 3.1(b).

“Valid Claim” shall mean: (a) any claim of an issued and unexpired Patent, that shall not have been withdrawn, lapsed, abandoned, revoked, canceled or disclaimed, or held invalid or unenforceable by a court, Governmental Authority, national or regional patent office or other appropriate body that has competent jurisdiction in a decision being final and unappealable or unappealed within the time allowed for appeal; and (b) a claim of a pending Patent application that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than five (5) years from its filing date.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Website Agreements” means all agreements between the Company and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to the Company and/or any Subsidiary and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

“Websites” means all websites that the Company or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

Section 1.2 Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP. Notwithstanding anything in this Agreement to the contrary, any obligations of a Person under a lease that is not (or would not be) required to be classified and accounted for as a capital lease obligation on a balance sheet of such Person (whether or not on such balance sheet prior to December 31, 2018) under GAAP as in effect prior to December 31, 2018, shall not be treated as a capital lease obligation as a result of the adoption of changes in GAAP or changes in the application of GAAP (including as a result of FASB ASC Update No. 2016-02, Leases (Topic 842)) and shall continue to be treated as an operating lease.

(b) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(c) The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(d) The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(e) Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

(f) References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(g) References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(h) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

(j) In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(k) Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(l) Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

ARTICLE II

REVENUE INTEREST FINANCING

Section 2.1 Conversion. Subject to the terms and conditions set forth herein, at the Closing the Investor shall surrender to the Company the certificate or certificates representing the Subscribed Shares (as defined in the Letter Agreement) being forfeited (if such Subscribed Shares are certificated), duly assigned or endorsed for transfer to the Company, or, in the event the certificate or certificates are lost, stolen, or missing, deliver an affidavit of loss of such Subscribed Shares executed by such Investor with the written election to the Company that the Investor elects an Investment Conversion (as defined in the Letter Agreement).

Section 2.2 No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Investor is not assuming any liability or obligation of the Company or any of the Company’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Company or the Company’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.3 Excluded Assets. The Investor does not, pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Company, or any other assets of the Company, other than its rights with respect to the Revenue Interests and, to the extent provided in the Transaction Documents, the other Collateral. The Company has sole authority and responsibility for the research, development and Commercialization of the Products.

ARTICLE III

PAYMENTS ON ACCOUNT OF THE REVENUE INTEREST FINANCING

Section 3.1 Payments on Account of the Revenue Interest Financing. During the Payment Term:

(a) In consideration of the Investment Conversion and forfeiture and surrender of the certificate or certificates representing the Subscribed Shares (as defined in the Letter Agreement) (if such Subscribed Shares are certificated), or, delivery of an affidavit of loss of such Subscribed Shares, on each Quarterly Payment Date, the Company shall pay the applicable Product Payment Amount to the Investor or the Investor’s designee. The Company shall have the right, at any time and from time to time, to make voluntary prepayments to the Investor or the Investor’s designee, and such payments shall be credited against the Hard Cap and the Under Performance Payments set forth in Section 3.1(b). This Agreement shall be in full force and effect for the duration of the Payment Term.

(b) If the Investor has not received payments equal to one hundred percent (100%) of the Investment Amount by December 31, 2027 (after giving effect to any payments made on or prior to such date), the Company shall, within thirty (30) calendar days of December 31, 2027, make a cash payment to the Investor or the Investor’s designee in an amount equal to one hundred percent (100%) of the Investment Amount less the aggregate amount of all of the payments by the Company in respect of the Revenue Interests made to the Investor prior to such date (the “Under Performance Payment”).

(c) [reserved].

(d) If the Investor has not received payments equal to two hundred forty percent (240%) of the Investment Amount by the Legal Maturity Date (after giving effect to any payments made on or prior to the Legal Maturity Date), the Company shall, within thirty (30) calendar days of the Legal Maturity Date, make a cash payment to the Investor or the Investor’s designee in an amount equal to two hundred forty percent (240%) of the Investment Amount less the aggregate amount of all of the payments by the Company in respect of the Revenue Interests made to the Investor prior to such date (the “Maturity Payment”).

(e) Prior to March 31, 2026, the Company may make a cash payment to the Investor or the Investor’s designee in an amount equal to the sum of (i) the Investment Amount and (ii) the amount that the Investors would need to receive to yield an internal rate of return on the Investment Amount equal to 20%, as determined at the time of such payment in a manner consistent with the example of such calculation set forth in Annex II (the “Prepayment Amount”).

(f) Once the Investor has received (i) payments under Section 3.1(a) and, if required, Section 3.1(b), in an aggregate amount equal to the Hard Cap, (ii) [reserved], or (iii) (A) if an Event of Default has occurred and is continuing, the Hard Cap or (B) if no Event of Default has occurred and is continuing, the amounts due pursuant to Section 3.1(d) or Section 3.1(e), in each case (i), (ii) and (iii), along with all of the other Obligations owed by the Company Parties under this Agreement and the other Transaction Documents, (1) the Company shall have no further obligations to the Investor with respect to the Revenue Interests, and the Investor will not be entitled to any additional payments in respect of the Revenue Interests and (2) each of the Transaction Documents shall terminate (solely to the extent relating to this Agreement and not to RIFA1). Immediately upon termination of this Agreement pursuant to this Section 3.1(f), (x) all Liens on the Collateral granted to the Investor pursuant to this Agreement and the other Transaction Documents shall automatically be released, without the delivery of any instrument or performance of any act by any Person, (y) the Company shall be permitted, and is hereby authorized, to terminate any financing statement which has been filed pursuant to the Transaction Documents in connection with this Agreement, and (z) the Investor shall promptly make any filings and execute and deliver to, or at the direction of, the Company, at the Company’s sole cost and expense, all other releases and other documents as the Company shall reasonably request to evidence any such release; provided that, notwithstanding the foregoing, until the equivalent provision in RIFA1 results in termination of RIFA1, (1) all Liens on the Collateral granted to the RIFA1 Investors pursuant to RIFA1 and the other Transaction Documents shall continue and shall not be automatically released by this Section 3.1(f), (2) no financing statement shall be terminated which has been filed pursuant to the Transaction Documents in connection with RIFA1 and (3) no releases or other documents evidencing a release with respect to RIFA1 shall be provided or obtained.

(g) All Product Payment Amounts and any other Obligations required to be paid but not paid to the Investor on each Quarterly Payment Date shall bear interest at a rate of one percent (1.0%) per month from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law. In addition, in the event that an Event of Default has occurred, and for so long as it is occurring, interest shall accrue on the Final Payment Amount that remains unpaid at a rate of one percent (1.0%) per month from the date on which Company receives notice from the Investor of such Event of Default until the Final Payment Amount is paid in full or, if less, the maximum interest rate permitted by Applicable Law. Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

(h) The Company shall make all payments to the Investor in immediately available funds by wire transfer to an account designated in writing by the Investor to the Company prior to such payments.

(i) Any amounts deducted or withheld pursuant to Section 6.21 shall be treated as paid to the Investor for all purposes of the Transaction Documents.

Section 3.2 Mode of Payment/Currency Exchange. All payments made by a Party hereunder shall be made by deposit of U.S. Dollars by wire transfer in immediately available funds into the applicable account. With respect to sales outside the U.S., for the purpose of calculating Net Sales for the purposes of determining the Revenue Interests payable under Section 3.1, Net Sales shall be calculated, if pursuant to a License Agreement, in the currency set forth therein, or otherwise in the currency of sale, and then such amounts shall be converted into U.S. Dollars at the monthly rate of exchange utilized by the Company, in accordance with GAAP, fairly applied and as employed on a consistent basis throughout the Company’s operations. Should the Company change its foreign currency translation methodology, the new methodology will be disclosed in writing to the Investor promptly following implementation. For clarity, to the extent that the Company receives a payment from a Third Party in U.S. Dollars on which Revenue Interests are payable to the Investor under Section 3.1, the foregoing currency exchange rates shall not apply to such amount, and in particular the Company will have no obligation to re-calculate any currency conversion that was employed in connection with such Third Party payment.

Section 3.3 Product Payment Reports and Record Retention. On or prior to each Quarterly Payment Date, the Company shall deliver to the Investor (i) a written report of the amount of gross sales of the Products in each country during the applicable Calendar Quarter, an itemized calculation of Net Sales on a country-by-country basis and a calculation of the amount of the Product Payment Amount due under Section 3.1(a) in respect of the applicable Calendar Quarter, showing the Applicable Tiered Percentage(s) applied thereto and a calculation of the Under Performance Payment (if any) pursuant to Section 3.1(b) or the Maturity Payment (if any) pursuant to Section 3.1(d), and (ii) copies of the most recent quarterly statements for each Deposit Account, Securities Account and any other bank account or securities account of the Company and each other Grantor and (iii) a Compliance Certificate relating to each of the items described in clauses (i) and (ii) of this sentence. For three (3) years after each sale of the Products made by the Company, the Parent, or any of their respective Subsidiaries, the Company shall keep (and shall ensure that the Parent or the applicable Subsidiary shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the applicable Revenue Interests paid pursuant to Section 3.1(a). The Company shall use commercially reasonable efforts to include, in each contract of the Company for the distribution, marketing or selling of the Products entered into on or after the Closing Date, obligations reasonably appropriate to ensure that the counterparty to such contract shall furnish to the Company all information necessary for the Company to comply with this Section 3.3 and calculate the Revenue Interests that are payable as set forth in this Agreement.

Section 3.4 Audits.

(a) Upon the written request of the Investor, and not more than once in each Calendar Year (so long as no Default or Event of Default has occurred and is continuing), the Company shall permit an independent certified public accounting firm of national prominence selected by the Investor, and reasonably acceptable to the Company, to have access to and to review, during normal business hours and upon not less than thirty (30) days’ prior written notice, the relevant documents and records of the Company and its Subsidiaries as may reasonably be necessary to verify the accuracy and timeliness of the reports and payments (including calculation and payment of any Revenue Interests) made by the Company under this Agreement. Such review may cover the records for sales or other dispositions of the Products, and Net Sales in any Calendar Year ending no earlier than the first day of the previous Calendar Year. The accounting firm shall be permitted to prepare and disclose to the Investor a written report stating only whether Revenue

Interests paid to the Investor hereunder and the reports provided by the Company relating to such Revenue Interests required hereunder are correct or incorrect and the specific details concerning any discrepancies. Notwithstanding the foregoing, after the occurrence and during the continuance of a Default or Event of Default, the Investor shall have the right, as often, at such times and with such prior notice, as the Investor shall determine, in its reasonable discretion, to have an independent certified public accounting firm of national prominence selected by the Investor review the relevant documents and records of the Company and its Subsidiaries.

(b) If such accounting firm reasonably concludes that any Revenue Interests were owed and were not paid when due during such period pursuant to the provisions of this Agreement, the Company shall pay any late or unpaid Revenue Interests within sixty (60) days after the date the Investor delivers to the Company a notice including the accounting firm’s written report and requesting such payment. If the amount of the underpayment (exclusive of interest accrued thereon pursuant to Section 3.1(a)) is greater than the lesser of (i) ten percent (10%) of the total amount actually owed for the period audited or (ii) one million dollars ($1,000,000), then the Company shall in addition (i) reimburse the Investor for all reasonable costs and fees of the accounting firm related to such audit and (ii) pay interest accrued on such amount of the underpayment at a rate of one percent (1%) per month from the initial due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law. In the event of overpayment, any amount of such overpayment shall be fully creditable against Revenue Interests payable for the immediately succeeding Calendar Quarter(s). If the overpayment is not fully applied prior to the final quarterly Revenue Interests payment due hereunder, the Investor shall promptly refund to the Company an amount equal to any such remaining overpayment. The Investor shall (i) treat all information that it receives under this Section 3.3 or under any License Agreement of the Company in accordance with the provisions of ARTICLE IX and (ii) cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the Company obligating such firm to retain all such information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for the Investor to enforce its rights under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules attached hereto, the Company hereby represents and warrants to the Investor as of the Closing Date as follows:

Section 4.1 Organization. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted. The Company is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

Section 4.2 No Conflicts.

(a) None of the execution and delivery by the Company of any of the Transaction Documents to which the Company is party, the performance by the Company of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene or conflict with, result in a violation of, any Applicable Law or any Judgment, permit or license of any Governmental Authority to which the Company or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, except where any such event could not, individually or when aggregated with other such events, reasonably be expected to result in a Material Adverse Effect, (ii) contravene or conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any term or provision of any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or committed or (B) any term or provision of any of the organizational documents of the Company or any of its Subsidiaries; or (iii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Collateral, other than Permitted Liens.

(b) The Company has not granted, nor does there exist, any Lien on the Transaction Documents or the Collateral, other than Permitted Liens.

Section 4.3 Authorization. The Company has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Company is party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by the Company. Each of the Transaction Documents to which the Company is party has been duly executed and delivered by the Company. Each of the Transaction Documents to which the Company is party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 4.4 Ownership. The Company is the exclusive owner of all right, title (legal and equitable) and interest in, to and under the Collateral, free and clear of all Liens, other than Permitted Liens. The Revenue Interests sold, assigned, transferred, conveyed and granted to the Investor on the Closing Date and the other Collateral have not been pledged, sold, assigned, transferred, conveyed or granted by the Company to any other Person (other than Permitted Liens). The Company has full right to sell, assign, transfer, convey and grant the Revenue Interests, and the full right to grant the other Collateral, to the Investor. Upon the sale, assignment, transfer, conveyance and granting by the Company of the Revenue Interests to the Investor, the Investor shall acquire good and marketable title to the Revenue Interests free and clear of all Liens, other than Permitted Liens, and shall be the exclusive owners of the Revenue Interests. The Company has not caused, and to the Knowledge of the Company no other Person has caused, the claims and rights of the Investor created by any Transaction Document in and to the Revenue Interests or the Collateral to be subordinated to any creditor or any other Person.

Section 4.5 Governmental and Third Party Authorizations. The execution and delivery by the Company of the Transaction Documents to which the Company is party, the performance by the Company of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer, conveyance and granting of the Revenue Interests to the Investor) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for applicable filings under U.S. securities laws, and those previously obtained or made or to be obtained or made on the Closing Date.

Section 4.6 No Litigation. There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, or other proceeding (whether civil, criminal, administrative, regulatory, or informal, and including by or before a Governmental Authority), or to the Knowledge of the Company any investigation, pending or, to the Knowledge of the Company threatened, by or against the Company or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Company is party.

Section 4.7 Solvency. The Company has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Company is party and its authorization, execution and delivery of the Transaction Documents to which the Company is party, the Company’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair saleable value of the Company’s assets will be greater than the sum of its debts, liabilities and other obligations, including known contingent liabilities, (b) the present fair saleable value of the Company’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured, (c) the Company will be able to realize upon its assets and pay its debts, liabilities and other obligations, including known contingent obligations, as they mature, (d) the Company will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) the Company has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Company will not have become subject to any Bankruptcy Event and (g) the Company will not have been rendered insolvent within the meaning of any Applicable Law. No step has been taken or is intended by the Company or, to its Knowledge, any other Person to make the Company subject to a Bankruptcy Event.

Section 4.8 No Brokers’ Fees. The Company has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 4.9 Compliance with Laws. None of the Company or any of its Subsidiaries (a) has violated or is in violation of, or, to the Knowledge of the Company, is under investigation with respect to or has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any Judgment, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any Judgment, permit or license granted, issued or entered by any Governmental Authority, in each case, that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each of the Company and each Subsidiary of the Company is in compliance in all material respects with the requirements of all Applicable Laws.

Section 4.10 Intellectual Property Matters.

(a) Schedule 4.10(a) sets forth an accurate and complete list of the Company’s currently subsisting Patent Rights, including a complete and accurate list of the currently subsisting Owned Product Patent Rights. The Company does not have any Licensed Product Patent Rights. For each Patent Right set forth on Schedule 4.10(a), the Company has indicated: (i) the application number (if any); (ii) the patent or registration number (if any); (iii) the country or other jurisdiction where such Patent Right was issued, registered, or filed; (iv) the scheduled expiration date of any issued Patent Right, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; and (v) the registered owner thereof.

(b) The Company is the sole and exclusive owner of all right, title and interest in each of the Owned Product Patent Rights. The Owned Product Patent Rights are not subject to any encumbrance, Lien or claim of ownership by any Third Party (other than Liens securing Indebtedness permitted to be incurred under clause (a) of the definition of “Permitted Debt”), and, to the Knowledge of the Company, there are no facts that would preclude the Company from having unencumbered title to the Owned Product Patent Rights. Neither the Company nor its Subsidiaries has received any notice of any claim by any Third Party challenging the ownership of the rights of the Company in and to the Owned Product Patent Rights.

(c) To the Knowledge of the Company, (i) (A) no Owned Product Patent Right set forth on Schedule 4.10(a) and (B) no material Owned Product Patent Right has lapsed, expired been abandoned, or otherwise been terminated, except for any such material issued Owned Product Patent Right that expired in accordance with its statutory terms or any material Owned Product Patent Right applications that terminated by operation of law.

(d) To the Knowledge of the Company, there are no unpaid maintenance fees, annuities or other like payments that are overdue with respect to the Owned Product Patent Rights.

(e) To the Knowledge of the Company, each of the Owned Product Patent Rights correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Product Patent Right was issued or is pending. Each such inventor has executed an assignment assigning their entire right, title and interest in and to such Patent Rights and the inventions embodied, described and/or claimed therein, to the Company or to an entity that has in turn executed an assignment assigning their entire right, title and interest in and to such Patent Rights and the inventions embodied, described and/or claimed therein, to the Company, and each such assignment has been duly recorded at the

United States Patent and Trademark Office. To the Knowledge of the Company, there is not any Person who is or claims to be an inventor of any of the Owned Product Patent Rights who is not a named inventor thereof. Neither the Company nor its Subsidiaries has received any notice from any Person who is or claims to be an inventor of any of the Owned Product Patent Rights who is not a named inventor thereof.

(f) To the Knowledge of the Company, each of the Product Patent Rights set forth on Schedule 4.10(a) is valid, enforceable and in full force and effect. Neither the Company nor its Subsidiaries has received any opinion of counsel that any of the Patent Rights is, and, to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could, individually or in the aggregate, reasonably be expected to result in any of the Patent Rights becoming, invalid or unenforceable. Neither the Company nor its Subsidiaries has received any notice of any claim by any Third Party challenging the validity or enforceability of any of the Patent Rights.

(g) To the Knowledge of the Company, each individual associated with the filing and prosecution of the Owned Product Patent Rights has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Owned Product Patent Right, in those jurisdictions where such duties exist.

(h) There is at least one valid claim in each of the Owned Product Patent Rights set forth on Schedule 4.10(a) Covering the Products that would be infringed by the Company’s or any Subsidiary’s Commercialization of the Products but for the Company’s and the Subsidiaries’ rights in such Patent Rights.

(i) To the Knowledge of the Company, except for information disclosed to the applicable Patent Office during prosecution of the Owned Product Patent Rights, there are no Patents, published patent applications, articles, abstracts or other prior art deemed material to patentability of any of the inventions claimed in the Owned Product Patent Rights, or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of such Owned Product Patent Rights.

(j) There is no pending or, to the Knowledge of the Company, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (in each case, other than standard patent prosecution before a Patent Office) (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Patent Rights set forth on Schedule 4.10(a) or that would result in any Set-off against the payments due to the Investor under this Agreement. To the Knowledge of the Company, there are no Disputes by or with any Third Party against the Company involving the Product Patent Rights. The Patent Rights set forth on Schedule 4.10(a) are not subject to any outstanding injunction, Judgment, ruling, challenge, settlement or other disposition of a Dispute.

(k) Except as disclosed on Schedule 4.10(k), to the Knowledge of the Company, and except as separately disclosed to the Investor, there is no pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in or serve as a basis for any, action, suit or proceeding, or any investigation or claim, and the Company has not received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Products as currently contemplated infringes on any Patent or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other intellectual property rights. Except as disclosed on Schedule 4.10(k), the Company has not received any notice of any claim by any Third Party asserting that the Company’s Commercialization of the Products infringes such Third Party’s Patents.

(l) To the Knowledge of the Company, none of the conception, development and reduction to practice of the inventions claimed in the Owned Product Patent Rights has constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

(m) No Company Party has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any Owned Product Patent Right other than by patent claim amendments that occurred during the normal course of patent prosecution of any such owned Product Patent Right.

(n) To the Knowledge of the Company, no Third Party’s Patent has been, or is, or will be, infringed by the Company’s Commercialization of the Products. To the Knowledge of the Company, no Patent Rights other than the Product Patent Rights would limit or prohibit in any material respect the Company’s Commercialization of the Products. The Company has not received any opinion of counsel regarding infringement or non-infringement of any Third Party’s Patents by the Company’s Commercialization of the Products.

(o) To the Knowledge of the Company, there are no pending, published patent applications owned by any Third Party, which the Company does not have the right to use, which, if issued with claims reasonably likely to issue, would limit or prohibit in any material respect the Company’s Commercialization of the Products.

(p) To the Knowledge of the Company, no Third Party is infringing any of the issued Patent Rights. Neither the Company nor its Subsidiaries has put any Third Party on notice of any infringement of the issued Patent Rights.

(q) There are no Copyrights, Trademarks, Trade Secrets or domain names material to the Commercialization of the Products by the Company.

(r) To the Knowledge of the Company, the Product Patent Rights constitute all of the Patents necessary for the Commercialization of the Products.

Section 4.11 Margin Stock. The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Investment Amount shall be used by the Company for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

Section 4.12 Material Contracts.

(a) Schedule 4.12(a) hereto contains a list of the Material Contracts as of the date hereof and as of the Closing Date. As of the date hereof and as of the Closing Date, the Company has provided a true and complete copy of each Material Contract to the Investor.

(b) Except as separately disclosed in writing to the Investor, neither the Company nor, to the Knowledge of the Company, any Material Contract Counterparty is in material breach or material default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by the Company or any Material Contract Counterparty of a material breach or material default of any Material Contract, or (ii) to a right of rescission, termination, revision, or set-off by any Person, in, to or under any Material Contract. The Company has not received from, or delivered to, any Material Contract Counterparty, any notice alleging a breach or default under any Material Contract.

(c) Each Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, of the applicable Material Contract Counterparty, enforceable against each of the Company and, to the Knowledge of the Company, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally. The Company has not received any notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract. Neither the Company, nor to the Knowledge of the Company, any other Person, has delivered or intends to deliver any notice to the Company or a Material Contract Counterparty challenging the validity or enforceability of any Material Contract.

(d) There are no settlements, covenants not to sue, consents, judgements, orders or similar obligations which: (i) restrict the rights of the Company or any of its Subsidiaries from using any Intellectual Property relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products (in order to accommodate any third party Intellectual Property or otherwise), or (ii) permit any Third Parties to use any Intellectual Property of the Company.

Section 4.13 Bankruptcy. Neither the Company nor, to the Knowledge of the Company, any Material Contract Counterparty is contemplating or planning to commence any case, proceeding or other action relating to such Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization.

Section 4.14 Office Locations; Names.

(a) The chief place of business, the chief executive office and each office where each Grantor keeps its records regarding the Collateral are, as of the date hereof and as of the Closing Date, each located at 11 Huron Drive, Natick, Massachusetts 01760.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries (or any predecessor by merger or otherwise) has, within the five (5) year period preceding the date hereof, had a name that differs from its name as of the date hereof.

Section 4.15 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for Taxes, commitments and Indebtedness to the extent required by GAAP. The Interim Financial Statements (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (C) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for Taxes, material commitments and Indebtedness to the extent required by GAAP, subject, in the case of clauses (A), (B) and (C) of this sentence, to the absence of footnotes and to normal year-end audit adjustments.

(b) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Company Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Company Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Company Party or any Subsidiary, in each case, which is not reflected in the Financial Statements or in the notes thereto and has not otherwise been disclosed in writing to the Investor on or prior to the Closing Date.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 4.16 No Default.

(a) Neither any Company Party nor any Subsidiary is in default (with or without notice or lapse of time, or both) under or with respect to any Contractual Obligation that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

Section 4.17 Insurance. The properties of the Company and each of its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

Section 4.18 ERISA Compliance.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code, an application for such a letter is currently being processed by the Internal Revenue Service or is entitled to rely on the opinion or advisory letter issued by the Internal Revenue Service to the sponsor of a preapproved plan document and, to the Knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the Knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has not engaged in any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, in any case, that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred with respect to any Pension Plan, (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, and (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums due but not delinquent under Section 4007 of ERISA.

Section 4.19 Subsidiaries. Set forth on Schedule 4.19 is a complete and accurate list as of the date hereof and as of the Closing Date of each Subsidiary of the Company, together with (a) such Subsidiary’s jurisdiction of organization and (b) the percentage of the Equity Interests in such Subsidiary owned by the Company. Except for any Guarantors, no Subsidiary of the Company or the Parent owns any portion of the Collateral, holds or maintains any Regulatory Approval necessary or required for any Product commercialization and development activities, owns or operates any manufacturing or similar facility involved in Product commercialization and development activities, owns or licenses any material Intellectual Property, holds inventory or receivables, books revenue, or has more than ten (10) employees.

Section 4.20 Perfection of Security Interests in the Collateral. The Collateral Documents, once executed and delivered by the parties thereto, create valid security interests in, and Liens on, the Collateral purported to be covered thereby to the extent such security interests may be created pursuant to Article 9 of the UCC, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents, perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

Section 4.21 Sufficiency of Collateral. The Collateral comprises all material rights and assets relating to the Products, now owned or hereafter acquired, that is owned or controlled by the Company.

Section 4.22 Disclosure. The Company has disclosed to the Investor all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of the Company or its Subsidiaries to the Investor in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Company represents, and represents on behalf of the Company Parties, only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and its Subsidiaries, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

Section 4.23 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Sanctions Concerns. No Company nor any Subsidiary, nor, to the Knowledge of the Company, any director, officer, employee, agent, Parent, Subsidiary of Parent, or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b) Anti-Corruption Laws. Neither the Company nor, to the Knowledge of the Company, any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company, the Parent or any of their Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any

Law, rule or regulation. The Company further represents that it has maintained, and has caused each of the Parent, each Subsidiary, and each Subsidiary of the Parent to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with all Anti-Corruption Laws. The Company and its Subsidiaries have conducted their business in compliance with all Anti-Corruption Laws, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c) PATRIOT Act. To the extent applicable, the Company and each Subsidiary is in compliance, with the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.

Section 4.24 Data Security; Data Privacy.

(a) The Company has not experienced any material breach of security of unauthorized access by third parties of any Personal Information in its possession, custody, or control.

(b) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers employees and/or other Third Parties (collectively “Personal Information”), the Company is and has been, to the Knowledge of Company, in compliance in all material respects with all Applicable Laws in all relevant jurisdictions, including (if applicable) the General Data Protection Regulation, the Company’s privacy policies and the requirements of any contracts or codes of conduct to which the Company is a party, except for any such event that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been, to the Knowledge of the Company, in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations, except for any such event that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.25 Compliance.

(a) (i) The Company and its Subsidiaries possess all Permits, including Regulatory Approvals from the FDA and other Governmental Authorities required for the conduct of their business as currently conducted, except where the failure to so possess could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and all such Permits are in full force and effect, except where the failure to be in full force and effect could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(ii) Except as disclosed on Schedule 4.25(a)(ii), the Company and its Subsidiaries have not received any written communication from any Governmental Authority regarding any failure to materially comply with any Laws, including any terms or requirements of any Regulatory Approval and, to the Knowledge of the Company, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, cancellation, material limitation, termination or adverse modification of any Regulatory Approval, in each case, except for any such event that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(iii) None of the officers, directors, employees or, to the Knowledge of the Company, Parent, any Subsidiary of the Parent or the Company, or any agent or consultant involved in any Regulatory Approval or filings associated therewith, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a nor, to the Knowledge of the Company, are any debarment proceedings or investigations pending or threatened against the Company or any Subsidiary or any of their respective officers, employees or agents;

(iv) None of the officers or directors, or, to the Knowledge of the Company, employees of the Company, the Parent, or any Subsidiary of the Parent or the Company, or any agent or consultant has (A) made an untrue statement of material fact or fraudulent statement to any Regulatory Agency or failed to disclose a material fact required to be disclosed to a Regulatory Agency; or (B) committed an act, made a statement, or failed to make a statement that would provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991);

(v) All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Approval from the FDA or other Governmental Authority relating to the Company or any Subsidiary, their business operations and the Products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission or any required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority;

(vi) All preclinical studies and clinical trials conducted by or on behalf of the Company and its Subsidiaries that have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any request for a Regulatory Approval, are being or have been conducted in compliance in all material respects with the required experimental protocols and Applicable Laws;

(vii) Since January 1, 2021, all Products have been manufactured, transported, stored and handled in all material respects in accordance with current good manufacturing practices applicable from time to time and Applicable Laws;

(viii) Neither the Company, the Parent, nor any Subsidiary of the Company or the Parent has received any written notice that any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS or the United States Department of Justice, has commenced or, to the Knowledge of the Company, threatened to initiate any action against the Company, the Parent, or a Subsidiary of the Company or the Parent, any action to enjoin the Company, the Parent, or a Subsidiary of the Company or the Parent, their officers, directors, employees, and agents, from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(ix) Neither the Company, the Parent, nor any Subsidiary of the Company or the Parent has received from the FDA, at any time since January 1, 2021, a Warning Letter, Form FDA 483, “Untitled Letter,” or similar written correspondence or notice alleging violations of Laws and regulations enforced by the FDA, or any comparable correspondence from any other Governmental Authority with regard to any Products or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Company, the Parent, or such Subsidiary could reasonably be expected to be material to such entity;

(x) Since January 1, 2021, (A) there have been no Safety Notices, (B) to the Knowledge of the Company, there are no unresolved material product complaints with respect to any Products, in each case, which could reasonably be expected to be material to the Company, and (C) to the Knowledge of the Company, there are no facts or circumstance that (with or without notice or lapse of time, or both) could, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to any Products, or (2) a termination or suspension of marketing of any Products (if approved);

(xi) Except as disclosed on Schedule 4.25(a)(xi), since commercial launch of the Products, to the Knowledge of the Company there has been no instance of death associated with any of the Products; and

(xii) Except as disclosed on Schedule 4.25(a)(xii), to the Knowledge of the Company, no facts or circumstances exist that (with or without notice or lapse of time, or both) could, individually or in the aggregate, reasonably be expected to result in the Company’s failure to obtain Marketing Authorization from the FDA for the Gastric Balloon for the treatment of adults with obesity.

(b) All of the Products that exist as of the date hereof and as of the Closing Date are listed on Schedule 4.25(b). Since January 1, 2023, the operation of the Business of the Company and its Subsidiaries with respect to the Products, including the manufacture, import, labeling, and distribution of the Products, has been in compliance with all Permits and Applicable Laws, except where a failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(c) Without limiting the generality of Section 4.25(a)(i) and (ii) above, with respect to any Products being tested or manufactured by the Company and its Subsidiaries, as of the date hereof and as of the Closing Date, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is conducting an investigation or review of

(A) the Company and its Subsidiaries’ (or any third party contractors therefor) manufacturing facilities and processes for manufacturing such Products or the marketing and sales of such Products, in each case which have identified any material deficiencies or violations of Laws or the Permits related to the manufacture, marketing and/or sales of such Products that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (B) any such Regulatory Approval that would result in a revocation or withdrawal of such Regulatory Approval, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, marketing or sales of such Products by the Company and its Subsidiaries should cease or that such Products should be withdrawn from the marketplace; and

(d) Since January 1, 2021, neither the Company nor any Subsidiary of the Company has experienced any significant failures in the manufacturing of any Products for commercial sale that has had or could reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect.

Section 4.26 Labor Matters. There are no existing or, to the Knowledge of the Company, threatened strikes, lockouts or other labor Disputes involving the Company or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, hours worked by and payments of compensation made by the Company and its Subsidiaries to their respective employees are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.

Section 4.27 Taxes. The Company and each of its Subsidiaries has (A) filed all income and other material Tax returns and reports required by to have been filed by it (including in its capacity as a withholding agent), (B) paid all income and other material Taxes required to be paid by it (including in its capacity as a withholding agent), and (C) provided adequate accruals, charges and reserves in accordance with GAAP in their applicable financial statements in respect of all Taxes not yet due and payable, except, in each case, any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants separately (and not jointly) to the Company as of the Closing Date as follows:

Section 5.1 Organization. The Investor is an exempted company or an investment company limited by shares, as applicable, duly organized, validly existing and in good standing under the Laws of its state of formation and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.

Section 5.2 No Conflicts. None of the execution and delivery by the Investor of any of the Transaction Documents to which it is party, the performance by it of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any Judgment, permit or license of any Governmental Authority to which the Investor or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Investor is a party or by which the Investor or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of the Investor, except in the case of clause (i) where any such event could not reasonably be expected to result in a material adverse effect on the ability of the Investor to consummate the transactions contemplated by the Transaction Documents.

Section 5.3 Authorization. The Investor has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Investor is party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by it. Each of the Transaction Documents to which the Investor is party has been duly executed and delivered by it. Each of the Transaction Documents to which the Investor is party constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 5.4 Governmental and Third Party Authorizations. The execution and delivery by the Investor of the Transaction Documents to which it is party, the performance by it of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 4.5.

Section 5.5 No Litigation. There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal and including by or before a Governmental Authority) pending or, to the knowledge of the Investor, threatened by or against the Investor, at law or in equity, that challenges or seeks to prevent or delay or which, if adversely determined, would prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which it is party.

Section 5.6 No Brokers’ Fees. The Investor has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 5.7 Access to Information. The Investor acknowledges that it has (a) reviewed such documents and information relating to the Revenue Interests, the other Collateral and the Products and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Company, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Revenue Interests in accordance with the terms of this Agreement. The Investor has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Revenue Interests in accordance with the terms of this Agreement.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Parties hereto covenant and agree as follows:

Section 6.1 Collateral Matters; Guarantors.

(a) On or prior to the Amendment Effective Date (or such longer period as the Investor may agree), the Company shall, and shall cause each of the Parent, Allurion France, Allurion Australia and the other Grantors to, enter into the Omnibus Amendment relating to the Security Agreement (and the Security Agreement if not already a party thereto) and/or any Foreign Security Documents necessary or, in the opinion of the Investor, desirable to evidence and to perfect and maintain the perfection of, the grant and pledge of the security interests by each Company Party in the Collateral, pursuant to which the Company and the Grantors shall grant to the Investor a continuing security interest of first priority (subject to Permitted Liens) (which security interest shall be pari passu with the security interest of first priority granted pursuant to and/or in connection with the NPA Documents) in all of their respective right, title and interest in, to and under the Collateral whether now or hereafter existing and subject to the Intercreditor Agreement, and any and all “proceeds” thereof (as such term is defined in the UCC), in each case, as collateral security for the prompt and complete payment and performance when due of the Secured Obligations (as defined in the Security Agreement). In addition, on or prior to the Amendment Effective Date (or such longer period as the Investor may agree), the Company shall cause each of the Parent, Allurion Australia and each other Guarantor to enter into the Omnibus Amendment relating to the Guaranty (and the Guaranty if not already a party thereto), pursuant to which each Guarantor shall guarantee the due and punctual payment of the Obligations. The Company shall (1) cause each of its direct and indirect Subsidiaries (other than any Excluded Subsidiary) that may acquire or own more than a de minimis portion of the Collateral after the Closing Date (or that ceases to be an Excluded Subsidiary after the Closing Date) to enter into a Joinder Agreement to become a party to the Guaranty as Guarantor and to the Security Agreement as Grantor within thirty (30) days thereof (or sixty (60) days thereof solely in the case such Subsidiary is not a “United States person” (as defined in Section 7701(a)(30) of the Internal Revenue Code from time to time, and the rules and regulations promulgated thereunder from time to time)) (in each case, as may be extended by the Agent), (2) the parent of any Subsidiary to execute and deliver a pledge in favor of the Agent, for the benefit of the Investor, in respect of all outstanding issued Equity Interests of such Subsidiary and (3) take such other actions (including delivering to the Agent certificated Equity Interests together with undated transfer powers executed in blank, applicable control agreements, applicable intellectual property security agreements and other instruments, and delivering such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered on the Closing Date or the Amendment Effective Date or as the Agent or the Investor shall reasonably request) as shall be necessary or reasonably desirable by the Agent or the Investor to create, perfect and maintain in favor of the Agent, for the benefit of the Investor, a valid and enforceable first priority Lien (subject to Permitted Liens) on the Collateral of the Company and each of its Subsidiaries (other than Excluded Subsidiaries for so long as they remain Excluded Subsidiaries) as collateral security for the Obligations.

(b) Subject to the occurrence of the Closing, the Company authorizes and consents to the Investor or the Agent filing, including with the Secretary of State of the State of Delaware and any other applicable jurisdiction, one or more financing statements (and continuation statements with respect to such financing statements when applicable), or other similar instruments, registrations, or documents, in each case suitable for filing under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the opinion of the Investor or the Agent, desirable to evidence and to perfect and maintain the perfection of, the grant and pledge of the security interests in the Collateral granted by each Grantor to the Investor pursuant to the Security Agreement. For the avoidance of doubt, the Agent shall be authorized but not obligated to file any financing statements (and continuation statements with respect to such financing statements when applicable) or other similar instruments, registrations or documents and, at the reasonable request of the Agent or the Investor, the Company shall file any financing statements (and continuation statements with respect to such financing statements when applicable) or other similar instruments, registrations or documents necessary to create, perfect and maintain the perfection of, the grant and pledge of the security interests in the Collateral granted by each grantor. For greater certainty, the Investor will not file this Agreement in connection with the filing of any such financing statements (or similar documents) but may file a summary or memorandum of this Agreement if required under Applicable Laws providing for such filing. For sake of clarification, the foregoing statements in this Section 6.1 shall not bind either Party regarding the reporting of the transactions contemplated hereby for GAAP or SEC reporting purposes.

Section 6.2 Update Meetings. During the Payment Term, but subject to ARTICLE IX, the Investor shall be entitled to a quarterly update call or meeting (at the Investor’s election, in person, via teleconference or videoconference or at a location reasonably designated by the Company) to discuss:

(a) the reports delivered by the Company pursuant to Section 3.3;

(b) an annual business plan and budget of the Company and its Subsidiaries containing, among other things, quarterly revenue and cash flow projections for the next year;

(c) copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Company by its independent auditor in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(d) copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other material inquiry by such agency regarding financial or other operational results of any Guarantor or any Company Party and copies of any material written correspondence or any other material written communication from the FDA or any other regulatory body;

(e) the progress of sales and product development and marketing efforts made by the Company pursuant to the Product Plan;

(f) the status and the historical and potential performance of the Products;

(g) any material regulatory or Patent developments; or

(h) such other matters that the Investor reasonably deems appropriate.

Any information disclosed by either Party during such update meetings or calls or provided to the Investor pursuant to its request shall be considered “Confidential Information” of the disclosing Party subject to the terms of ARTICLE IX. Notwithstanding the foregoing, after the occurrence and during the continuance of a Default or an Event of Default, the Investor shall have the right, as often, at such times and with such prior notice as the Investor shall determine in its reasonable discretion, to have such update meetings at the Company’s headquarters or inspect any records and operations of the Company and its Subsidiaries.

Section 6.3 Notices.

(a) To the extent permitted by Applicable Law, promptly after receipt by the Company of notice of any material action, suit, claim, demand, Dispute, investigation, arbitration or other legal proceeding (commenced or threatened) involving or related to the Products, the transactions contemplated by any Transaction Document, or to the Revenue Interests, the Company shall, subject to any confidentiality obligations to any Third Party, (i) inform the Investor in writing of the receipt of such notice and the substance thereof and (ii) if such notice is in writing, furnish the Investor with a copy of such notice and any related materials with respect thereto reasonably requested by the Investor, and if such notice is not in writing, furnish to the Investor a written summary describing in reasonable detail the substance thereof.

(b) To the extent permitted by Applicable Law, promptly following receipt by the Company of any written notice, claim or demand challenging the legality, validity, enforceability or ownership of any of the IP Rights included in the Collateral or that are material assets or rights related to the Product, or pursuant to which any Third Party commences or threatens any action, suit or other proceeding against the Company, the Parent, or any of their respective Subsidiaries and relating to the Products, the Company shall, subject to any confidentiality obligation to any Third Party, (i) inform the Investor in writing of such receipt and (ii) furnish the Investor with a copy of such notice, claim or demand, or if such notice is not in writing, furnish to the Investor a written summary describing in reasonable detail the contents thereof.

(c) The Company shall promptly (and in any event within ten (10) Business Days) provide the Investor with copies of any material information, reports and notices if the contents of such information, report or notice could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) The Company shall provide the Investor with prompt written notice after the Company has Knowledge of any of the following: (i) the occurrence of a Bankruptcy Event in respect of the Company or any Material Contract Counterparty to any Product Material Contract (or to the extent it could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, any Material Contract Counterparty to any other Material Contract); (ii) any material breach or default (in each case, with or without notice or lapse of time, or both) by the Company of or under any covenant, agreement or other provision of any Transaction Document; (iii) any representation or warranty made by the Company in any of the Transaction Documents or in any certificate delivered to the Investor pursuant to this Agreement shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or (iv) any change, effect, event, occurrence, state of facts, development or condition with respect to the assets of the Company and its Subsidiaries, taken as a whole, that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) The Company shall promptly notify the Investor of the occurrence of a Change of Control.

(f) The Company shall notify the Investor in writing not less than five (5) Business Days prior to any change in, or amendment or alteration of, any Company Party’s (i) legal name, (ii) form of legal entity or (iii) jurisdiction of organization.

(g) The Company shall notify the Investor of any ERISA Event promptly (and in any event, within ten (10) Business Days) following the Company becoming aware of such ERISA Event.

(h) The Company shall promptly (and in any event, within ten (10) days) notify the Investor of (i) the termination of any Product Material Contract other than upon its scheduled termination date; (ii) the receipt by any Company Party or any of their respective Subsidiaries from a counterparty asserting a default by the Company or any of its Affiliates under any Material Contract where such alleged default, if accurate, would permit such counterparty to terminate such Material Contract; (iii) the entering into of any new Product Material Contract by a Company Party or any of their respective Subsidiaries; or (iv) any material amendment to a Product Material Contract in any manner adverse to the Investor.

(i) The Company shall promptly notify the Investor of the occurrence of a Default or Event of Default.

(j) The Company shall promptly notify the Investor of the occurrence of any event with respect to the assets of the Company or any Subsidiary of the Company that could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to clauses (a) through (j) of this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the applicable Company Party has taken and proposes to take with respect thereto. Such statement shall set forth the actions the applicable Company Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(h) or Section 6.3(i) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.

Section 6.4 Public Announcement.

(a) As soon as reasonably practicable following the date hereof, one or both of the Parties may issue a mutually agreed to press release substantially in the applicable form attached hereto as Exhibit A. Except as required by Applicable Law (including disclosure requirements of the SEC, the Nasdaq Stock Market or any other stock exchange on which securities issued by the Company, the Parent, or any of their respective Subsidiaries are traded) or for statements that are materially consistent with all or any portion of a previously approved public disclosure, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party (which in the case of the Investor, shall be the Investor) with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b) The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including proposed redaction of certain provisions of this Agreement) with the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority on which securities issued by the Company, the Parent, or any of their respective Subsidiaries are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms of this Agreement proposed to be redacted, if any; provided that each Party shall ultimately retain control over what information such Party will disclose to the SEC, the Nasdaq Global Select Market or any other stock exchange or Governmental Authority, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any Governmental Authorities which are consistent with redacted versions previously filed with any other Governmental Authorities. Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority. For clarity, once a public announcement or other disclosure is made by a Party in accordance with this Section 6.4, then no further consent or compliance with this Section 6.4 shall be required for any substantially similar disclosure thereafter.

Section 6.5 Further Assurances.

(a) During the Payment Term, the Company shall, and shall cause each of its direct and indirect Subsidiaries (including any newly formed or newly acquired Subsidiaries) to promptly, upon the reasonable request of the Agent or the Investor, at the Company’s sole cost and expense, (i) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Transaction Documents necessary or otherwise deemed by the Agent or the Investor reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the Transaction Documents, or obtain, or cause to be obtained, any consents or waivers as may be necessary in connection therewith; (ii) deliver or cause to be delivered to the Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the

Investor as the Investor shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Transaction Documents; and (iii) upon the exercise by the Investor or the Agent of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Investor or the Agent may reasonably require or which is necessary in order to carry out the intent and purposes of this Agreement and the other Transaction Documents and to establish and protect the rights, interests and remedied created, or intended to be created, in favor of the Agent, for the benefit of the Investor, hereby and thereby. In addition, during the Payment Term, the Company shall promptly, at its sole cost and expense, execute and deliver to the Agent such further instruments and documents, and take such further action as the Investor may, at any time and from time to time, reasonably request or which is necessary in order to carry out the intent and purpose of this Agreement and the other Transaction Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Agent, for the benefit of the Investor, hereby and thereby.

(b) The Company shall cooperate and provide assistance as reasonably requested by each of the Parties hereto, at the expense of the requesting Party (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the requesting party, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated herein or therein or the Revenue Interests, but in all cases excluding any litigation brought by the Company (for itself or on behalf of any Company Indemnified Party) against the Investor or the Agent or brought by the Agent or the Investor (for itself or on behalf of any Investor Indemnified Party) against the Company.

(c) In the event that the Company or any of its Subsidiaries acquires any fee interest in any real property having a fair market value in excess of $500,000, then, upon the written request of the Investor, the Company or any such Subsidiary shall execute and deliver a mortgage with respect to such acquired real property to secure the Obligations.

Section 6.6 IP Rights. The Company and its Subsidiaries shall use Commercially Reasonable and Diligent Efforts in each of the Key Countries to: (a) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to preserve diligently and maintain the IP Rights related to any Products in such countries, including payment of maintenance fees or annuities, at the sole expense of the Company, (b) diligently defend (and enforce) the IP Rights related to any Products in such countries against infringement or interference by any other Person, and against any claims of invalidity or unenforceability (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference), (c) diligently defend against any claim or action in such countries by any other Person that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Products as currently contemplated infringes on any patent or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other intellectual property rights, and (d) when available in respect of any Product and where applicable, apply for regulatory or data exclusivity where available in countries in which sales of such Product occurs. The Company shall not exercise and enforce its applicable rights in any manner that would result in a breach of this Agreement.

Section 6.7 Existence. The Company shall, and shall cause each of its Subsidiaries to, (a) preserve and maintain its existence, and all Governmental Licenses necessary or material to the conduct of its business, (b) preserve and maintain each of its rights, franchises and privileges unless failure to do any of the foregoing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualification could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement, and (d) comply in all material respects with its Organizational Documents.

Section 6.8 Commercialization of the Products.

(a) The Company and its Subsidiaries shall use Commercially Reasonable and Diligent Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain Marketing Authorization in each of the Key Countries for the Products. The Company shall not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, Marketing Authorization in each of the Key Countries for the Products. The Company shall use Commercially Reasonable and Diligent Efforts, itself or through one or more Affiliates or Permitted Licensees, to Commercialize the Products in each of the Key Countries in which it has a Marketing Authorization in accordance with the Product Plan.

(b) The Company shall, and shall cause the Parent and each of their respective Subsidiaries to, use Commercially Reasonable and Diligent Efforts to comply with all material terms and conditions of and fulfill all material obligations under each Product Material Contract (including, without limitation, each License Agreement) to which any of them is party. Upon the occurrence of a breach of any such Product Material Contract by any other party thereto, which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company shall use Commercially Reasonable and Diligent Efforts to seek to enforce all of its (or its Affiliates’) rights and remedies thereunder.

Section 6.9 Financial Statements.

(a) During the Payment Term, to the extent not already filed publicly with the SEC, the Company shall deliver to the Investor, in form and detail reasonably satisfactory to the Investor as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Parent, (x) a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit (except for a qualification or an exception to the extent related to the maturity or refinancing of borrowings under Permitted Debt or this Agreement); provided, that to the extent the components of such financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such financial statements as they relate to such components and (y) to the extent there are material differences between the consolidated financial condition and results of operation of the Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, an unaudited reconciliation prepared by the Company showing the differences in such results for such period; and

(b) During the Payment Term, to the extent not already filed publicly with the SEC, the Company shall deliver to the Investor, as soon as available, and in any event within forty- five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company (or, if earlier, when required to be filed with the SEC) (the “Statement Period”), (x) a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s and the Company’s fiscal year then ended, setting forth, in each case in comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (the “Quarterly Statements”) and (y) to the extent there are material differences between the consolidated financial condition and results of operation of the Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, an unaudited reconciliation prepared by the Company showing the differences in such results for such period.

Section 6.10 Payment of Obligations. Company will, and will cause each other Company Party to, pay and discharge (a) prior to the date on which penalties attach thereto, all federal and state and other Taxes imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company Party, (b) as the same shall become due and payable, all lawful claims which, if unpaid, would by Law become a Lien upon any Collateral, and (c) prior to the date on which such Indebtedness shall become delinquent or in default, all material Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.11 Maintenance of Properties. The Company shall, and shall cause each of its Subsidiaries to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and casualty and condemnation events excepted) except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and shall make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 6.12 Maintenance of Insurance. The Company shall, and shall cause its Subsidiaries to, (a) carry and maintain in full force and effect, at the expense of the Company or such Subsidiary, as applicable, and with financially sound and reputable insurance companies that are not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, and of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, (b) furnish to the Agent, upon reasonable request from the Agent, information presented in reasonable detail as to the insurance so carried, including copies of all such insurance policies, and (c) use commercially reasonable efforts to ensure, or cause others to ensure, that all such insurance policies required by this Section 6.12 provide that they shall not be terminated, cancelled or materially changed in a manner adverse to the insured Person without at least thirty (30) days’ (or ten (10) days’ for nonpayment of premium) prior written notice to the Company or its Subsidiary, as applicable, and the Agent. Subject to Section 6.26, the loss payable clauses or provisions in such insurance policies shall be endorsed in favor of and made payable to the Agent as its interests may appear and such policies shall name the Agent as “additional insured” or “loss payee”, as applicable. Receipt of notice of cancellation or modification of any such insurance policies or reduction of coverage or amounts thereunder shall entitle the Agent to renew any such policies, cause the coverage and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 6.12 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Company (payable on demand).

Section 6.13 Books and Records. The Company shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Company Party or such Subsidiary, as the case may be. The Company shall, and shall cause each of its Subsidiaries to, maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Company Party or such Subsidiary, as the case may be.

Section 6.14 Use of Proceeds. The Company and its Subsidiaries, taken as a whole, shall use substantially all of the Investment Amount to support the development and Commercialization of Products, including the Commercialization of Products in accordance with the Product Plan. In no event, however, shall the Investment Amount be used to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Investor or otherwise) of Sanctions or otherwise in contravention of any Law or of any Transaction Document.

Section 6.15 ERISA Compliance. The Company shall, and shall cause its Subsidiaries to, do each of the following: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law, (b) cause each Pension Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all contributions required to be made by the Company and its Subsidiaries to any Pension Plan subject to Section 412 or Section 430 of the Internal Revenue Code, in each case, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.16 Compliance with Material Contracts. The Company shall, and shall cause its Subsidiaries to, comply in all respects with each Contractual Obligation of such Person, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.17 Compliance with Laws. The Company shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or shall cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of the Company’s and its Subsidiaries’ respective businesses.

Section 6.18 Anti-Corruption Laws; Anti-Terrorism Laws.

(a) None of the Company, any of its Subsidiaries, nor any of their respective directors, officers, employees or agents shall, directly or indirectly, engage in any activity which would constitute a violation of the FCPA or make, offer, promise or authorize any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person.

(b) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries permit any Affiliate controlled by the Company to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person who is subject to Sanctions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries, permit any Affiliate controlled by the Company to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Person who is subject to Sanctions, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Person who is subject to Sanctions, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 6.19 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, the Company shall, and shall cause its Subsidiaries to, maintain compliance in all material respects with all Applicable Laws in all relevant jurisdictions, including the General Data

Protection Regulation, the Company’s and its Subsidiaries’ privacy policies and the requirements of any contracts or codes of conduct to which the Company’s or any of its Subsidiaries is a party, except for any such events that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company shall maintain commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company shall, and shall cause its Subsidiaries to, maintain compliance in all material respects with all Applicable Laws relating to data loss, theft and breach of security notification obligations, except for any such event that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.20 Products. In connection with the development, testing, manufacture, marketing or sale of each and any Product by the Company or any Subsidiary thereof, the Company shall, or shall cause its Subsidiaries to, comply in all material respects with all Permits.

Section 6.21 Tax.

(a) The Parties agree that for U.S. federal and applicable state and local income Tax purposes, the transactions contemplated by this Agreement are intended to constitute a debt instrument that is, in part, subject to U.S. Treasury Regulations under Section 1.1275-4(b) governing contingent payment debt instruments.

(b) Within thirty (30) days after the date of this Agreement, the Company shall prepare and deliver (or cause to be prepared and delivered) to the Investors a draft of Schedule 6.21, which shall set forth a comparable yield and a projected payment schedule under Treasury Regulations Section 1.1275-4(b) and the amount of interest payments qualifying for the “portfolio interest” exemption under Sections 871, 881 and 1441(c)(9) of the Code and shall be prepared applying the Methodology defined in paragraph (c) below. The Company shall use reasonable best efforts, following the date of this Agreement, to notify the Investor of any material developments regarding its preparation, delivery and determination of the draft Schedule 6.21. If any Investor disagrees with the draft Schedule 6.21, such Investor may, within ten (10) days after delivery of such draft Schedule 6.21, deliver a notice to the Company or Allurion Technologies Holding, Inc. to such effect (an “Objection Notice”), specifying those items as to which such Investor disagrees and setting forth such Investor’s proposed determination of the comparable yield and projected payment schedule and amounts of interest payments qualifying for the “portfolio interest” exemption, as applicable. If the Objection Notice is duly delivered, the Investor and the Company and its Affiliates shall, during the ten (10) days following such delivery, negotiate in good faith to reach agreement on the disputed items. In the event that the Company and its Affiliates, on the one hand, and such Investor, on the other hand, are unable to reach agreement with respect to any disputed items within such period, all such disputed items shall be referred to a nationally recognized accounting firm mutually agreed upon by the Company and such Investor (the “Arbiter”) for final resolution, which resolution shall not be inconsistent with the Methodology. The determination of the Arbiter shall be final and binding upon the Parties and the fees, costs and expenses of the Arbiter shall be borne equally by the Company and its Affiliates, on the one hand, and such Investor, on the other hand. The draft Schedule 6.21, as prepared by the Company if no Objection Notice has been given, as adjusted pursuant to any agreement between the Company, its Affiliates, and the Investors, or as determined by the Arbiter, as applicable, shall be the final Schedule 6.21. The Company shall provide the Investor with prompt written notice of any adjustments to Schedule 6.21 that are required (if any) pursuant to Treasury Regulation 1.1275-4(b)(6) to reflect changes to the Company’s determination of the comparable yield and the projected payment schedule.

(c) The Parties intend that the provisions of Treasury Regulation 1.1275-2(a)(1) apply, subject to the exceptions in Treasury Regulation 1.1275-2(a)(2), to treat any payments on the debt instrument as first, a payment of any accrued and any unpaid original issue discount at such time and second, a payment of principal (including for purposes of the rules applicable to “applicable high yield discount obligations”). The Parties shall treat any payments on the debt instrument, assuming for this purpose no Prepayment Amount has been paid prior to December 31, 2025, as (i) first, a payment of any accrued and unpaid original issue discount qualifying for the “portfolio interest” exemption under Sections 871, 881 and 1441(c)(9) of the Code (which in no event shall be less than the amount of accrued and unpaid original issue discount that would have accrued on the debt instrument under Section 1272 of the Code and the Treasury Regulations thereunder had it instead provided for two payments: (x) a payment in an amount equal to the Investment Amount on December 31, 2027 and (y) a payment in an amount equal to (I) two hundred and forty percent (240%) of the Investment Amount less (II) the amount of the payment described in clause (x), paid on the Legal Maturity Date in complete satisfaction of the Obligations); (ii) thereafter, a payment of any accrued and unpaid original issue discount or interest other than amounts reflected under (i) above; and (iii) thereafter, a repayment of the outstanding principal amount of the debt instrument (such treatment, collectively, the “Methodology”). Notwithstanding the Methodology and the final Schedule 6.21, in the event a payment of the Prepayment Amount is made pursuant to Section 3.1(e), or a payment is made pursuant to Section 3.1(c) or Section 11.1, the Parties agree to treat the portion of such payment in excess of the Investment Amount as qualifying for the “portfolio interest” exemption under Sections 871, 881 and 1441(c)(9). The Parties agree not to take and to not cause or permit their Affiliates to take, any position that is inconsistent with this Section 6.21(c) on any Tax return or for any other Tax purpose unless otherwise required by Applicable Law.

(d) On or prior to the Closing Date, the Investor shall have provided the Company with executed copies of (i) an IRS Form W-8IMY from the Investor, accompanied by an IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, or IRS Form W-9 from each beneficial owner, as applicable and (ii) a certificate to the effect that (A) the Investor is the sole record owner of the Investment Amount and any amounts or other consideration payable pursuant to the terms of this Agreement, (B) its direct or indirect partners/members are the sole beneficial owners of the Investment Amount and any amounts or other consideration payable pursuant to the terms of this Agreement, and (C) none of the Investor’s direct or indirect partners or members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code. For the avoidance of doubt, the obligation to provide forms and certificates set forth in this Section 6.21(d) shall also apply to the Investor’s successors or permitted assigns.

(e) Unless either (i) required by a change in Applicable Law or (ii) either (A) the Investor (or its successors or permitted assigns) fails to timely provide the forms and certificates described in Section 6.21(d) or (B) any such form or certificate described in Section 6.21(d) subsequently becomes invalid or incorrect (after notice from the Company and a reasonable opportunity to cure), the deduction and withholding for any Taxes with respect to payments by or on account of any obligation of the Company under this Agreement shall be made in accordance with the Methodology, which will be reflected in Schedule 6.21 (and, for the avoidance of doubt, no deduction or withholding shall be made with respect to amounts described in Section 6.21(c)(i)) and be consistent with the treatment set forth in the penultimate sentence of Section 6.21(c) (and, for the avoidance of doubt, no deduction or withholding shall be made with respect to amounts described in that sentence). To the extent any Taxes in respect of any amounts payable to the Investor pursuant to this Agreement are deducted and withheld in accordance with Schedule 6.21, (i) the Company shall make such withholding and timely pay such amount to the applicable Governmental Authority and (ii) the Company shall use commercially reasonable efforts to provide the Investor with a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to the Investor. If as a result of a change in Applicable Law the Company is required to withhold any Tax in respect of any amounts payable to the Investor pursuant to this Agreement other than as provided in Schedule 6.21, the Company shall (x) provide the Investor with prior notice of its intent to withhold, and (y) cooperate to reduce or eliminate any such withholding in advance of such payment. To the extent any such Taxes are nevertheless so deducted and withheld, (I) the Company shall make such withholding and timely pay such amount to the applicable Governmental Authority and (II) the Company shall use commercially reasonable efforts to provide the Investor with a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to the Investor.

(f) The Investor (and any Affiliate thereof) agrees to indemnify, defend and hold harmless the Company (and any Affiliate thereof) for any Indemnified Taxes (including any Losses attributable to such Indemnified Taxes) in respect of any failure to deduct or withhold on payments made pursuant to any of the Transaction Documents (other than any penalties arising as a result of the Company’s failure to withhold in accordance with Schedule 6.21).

(g) Each Party’s obligations under this Section 6.21 shall survive the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under this Agreement.

Section 6.22 Convertible Notes. Prior to the Closing, the Company shall ensure that the obligations of the Company to each holder of the Convertible Notes shall have been converted into common Equity Interests of the Company, and the Company shall have no outstanding Indebtedness or other obligations thereunder (other than contingent indemnification obligations for which no claim has been made in writing).

Section 6.23 Board Governance. Company will ensure that (a) the Investor shall have the right to designate one director (the “Designated Director”) to the Board of Directors of the Parent, which director shall initially be Nick Lewin, and (b) the Designated Director shall have the right to be a member of any and all committees of the Board of Directors of the Parent. Upon the removal or resignation of the initial Designated Director, Company will ensure that the Investor shall have the right to designate a replacement director until such time as all Obligations have been paid by the Company. Notwithstanding anything to the contrary herein, the right of the Investor shall not be assignable under any circumstances to any Person other than RTW or its Affiliates.

Section 6.24 [reserved].

Section 6.25 Cash Management. Each Company Party shall, and shall cause each of its Subsidiaries to:

(a) subject to Section 6.26, maintain at all times all Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes and similar accounts (other than Excluded Accounts) to be held by each Company Party with a bank or financial institution that has executed and delivered to and in favor of the Agent, for the benefit of the Investor, a customary “springing” account control agreement, in form and substance reasonably acceptable to the Agent (each such Deposit Account, Securities Account, Commodity Account, lockbox or similar account, a “Controlled Account”);

(b) subject to Section 6.26, maintain each such Controlled Account as a cash collateral account, with each such cash collateral account and all cash, checks and other similar items of payment held in any such account to be Collateral securing payment of the Obligations, and each Company Party shall have granted a Lien and security interest to the Agent, for the benefit of the Investor, over such Controlled Accounts;

(c) subject to Section 6.26, deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts receivable, Contracts or any other rights and interests into one or more Controlled Accounts or Excluded Accounts; and

(d) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Agent, direct all payments constituting proceeds of accounts receivable to be directed into lockbox accounts pursuant to agreements in form and substance reasonably satisfactory to the Agent.

Section 6.26 Other Post-Amendment Effective Date Matters. The Company will, and will cause each of its Subsidiaries to, take each of the actions set forth on Schedule 1 within the time period prescribed therefor on such schedule (as such time period may be extended by the Investor in its sole discretion).

ARTICLE VII

NEGATIVE COVENANTS

During the Payment Term, no Company Party shall, nor shall it permit any Subsidiary to, without the prior written consent of the Investor, directly or indirectly:

Section 7.1 Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of its assets, except Permitted Liens (provided that the security interests of the Agent, for the benefit of the Investor, pursuant to the Collateral Documents shall not be subordinated to the Liens securing any Permitted Debt).

Section 7.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except Permitted Debt.

Section 7.3 Dispositions. Make any Disposition (other than, for the avoidance of doubt, Permitted Transfers) unless (i) the consideration paid in connection therewith shall be in an amount not less than the fair market value of the property disposed of, (ii) no Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (iii) such transaction does not involve the sale or other disposition of a minority Equity Interest in any Subsidiary (other than to another Grantor), and (iv) such transaction does not involve a sale, transfer, license or other disposition of Product assets or rights included in the Collateral or any assets that would constitute Collateral if owned by a Company Party (or, in each case, any IP Rights associated therewith) in any of the Key Countries or any state or political subdivision thereof.

Section 7.4 Change in Nature of Business. Engage in any material line of business other than the development, manufacture, marketing, sale and commercialization of the Allurion™ Gastric Balloon and related hardware accessories and services and its Virtual Care Suite services, as described in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2023.

Section 7.5 Prepayment of Other Indebtedness. Prior to the Minimum Return Date, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption, cash settlement or acquisition for value (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of the Company or any Subsidiary (other than exchanging any such Indebtedness for capital stock (other than Disqualified Capital Stock) or the proceeds from the sale of capital stock (other than Disqualified Capital Stock)), other than (a) a Permitted Refinancing contemplated by clause (s) of the definition of “Permitted Debt” as permitted pursuant to the terms thereof, (b) Indebtedness contemplated by clauses (a), (b), (k) or (q) of the definition of “Permitted Debt”, as permitted pursuant to the terms thereof and (c) the prepayment of Indebtedness contemplated by payments by the Company to the Investor comprising the Prepayment Amount pursuant to Section 3.1(e) and Section 3.1(f).

Section 7.6 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the rights or remedies of the Investor under the Transaction Documents.

(b) Without providing ten (10) days prior notice to the Investor and the Agent, change its fiscal year.

(c) Without providing ten (10) days prior notice to the Investor and the Agent, change its name, state of organization or form of organization or its Federal taxpayer identification number or its organizational identification number.

(d) Amend, modify or change the Product Plan without the prior written consent of the Investor.

Section 7.7 Burdensome Actions.

(a) The Company and its Subsidiaries shall not enter into any Contract, or grant any right to any other Person, in any case that would conflict with the Transaction Documents or serve or operate to limit or circumscribe any of the Investor’s or the Agent’s rights under the Transaction Documents (or the Investor’s or the Agent’s ability to exercise any such rights) or create, incur, assume or suffer to exist any Lien upon any Collateral or any assets that would constitute “Collateral” if owned by a Company Party (other than Permitted Liens) to secure the Obligations, or agree to do or suffer to exist any of the foregoing (for the avoidance of doubt, not including the Intercreditor Agreement). Without limiting the generality of the foregoing, no Company Party shall enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any Company Party to (i) pledge its property pursuant to the Transaction Documents or (ii) perform any of its obligations under the Transaction Documents or any Product Material Contract in any material respect. Notwithstanding anything to the contrary in this Agreement, the Company shall not take any action or abstain from taking any action, directly or indirectly, which action or abstinence would have the effect of altering the terms and conditions of this Agreement or the other Transaction Documents (or any ancillary documents thereto) in a manner that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) The Company and its Subsidiaries shall not enter into any Contract, grant any right to any other Person with respect to the Products or amend or waive any requirements under any agreement with respect to the Products that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 7.8 Affiliates. The Company shall not permit any Affiliate to own (a) any portion of the Collateral (other than, in the case of a Subsidiary, pursuant to a Permitted Transfer), (b) any material assets or rights related to the Product (other than, in the case of a Subsidiary, pursuant to a Permitted Transfer), or (c) any assets that generate Net Sales.

ARTICLE VIII

CLOSING

Section 8.1 Closing. Upon the receipt by the Company of a written election and the surrender of the certificate(s) and accompanying materials pursuant to Section 2(d) of the Letter Agreement, the Company shall as promptly as practicable (but in any event within five (5) Business Days thereafter) deliver executed counterparts (including by electronic means) of this Agreement.

ARTICLE IX

CONFIDENTIALITY

Section 9.1 Confidentiality; Permitted Use. During the Payment Term and for a period of three (3) years thereafter, each Party shall maintain in strict confidence all Confidential Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and exercise its rights pursuant to this Agreement (the “Purpose”). The Party receiving such Confidential Information (the “Recipient”) agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which must not be less than a reasonable standard of care. Notwithstanding the foregoing, the Recipient may permit access to the disclosing Party’s Confidential Information to those of its employees or authorized representatives having a need to know such information for the Purpose and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein. Each Party shall be responsible for the breach of this Agreement by its employees or authorized representatives. Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.

Section 9.2 Exceptions. The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to any portion of Confidential Information that the Recipient or its Affiliates can demonstrate was: (a) known to the general public at the time of its disclosure to the Recipient or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the Recipient, its Affiliates, or anyone to whom the Recipient or its Affiliates disclosed such portion; (b) known by the Recipient or its Affiliates, prior to the date of disclosure by the disclosing Party; (c) disclosed to the Recipient or its Affiliates on an unrestricted basis from a source unrelated to the disclosing Party and not known by the Recipient or its Affiliates to be under a duty of confidentiality to the disclosing Party; or (d) independently developed by the Recipient or its Affiliates by personnel that did not use the Confidential Information of the disclosing Party in connection with such development.

Section 9.3 Permitted Disclosures. The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to the extent that the receiving Party or its Affiliates:

(a) is required to disclose Confidential Information pursuant to: (i) an order of a court of competent jurisdiction; (ii) Applicable Laws; (iii) regulations or rules of a securities exchange; (iv) requirement of a Governmental Authority for purposes related to development or commercialization of a Product, or (v) the exercise by each Party of its rights granted to it under this Agreement or its retained rights or as required to perfect Investor’s rights under the Transaction Documents;

(b) discloses such Confidential Information solely on a “need to know basis” to Affiliates, potential or actual: acquirers, merger partners, licensees, permitted assignees, collaborators (including Licensees), subcontractors, investment bankers, limited partners, lenders, or other financial partners, and their respective directors, employees, contractors and agents;

(c) provides a copy of this Agreement or any of the other Transaction Documents to the extent requested by an authorized representative of a U.S. or foreign Tax authority; or

(d) discloses Confidential Information in response to a routine audit or examination by, or a blanket document request from, a Governmental Authority; provided that (A) such Third Party or person or entity in clause (b) agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this ARTICLE IX; and (B) in the case of clauses (a)(i) through (iv) and clause (c), to the extent permitted by Applicable Law, the Recipient shall provide prior written notice thereof to the disclosing Party and provide the opportunity for the disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor; and provided, further that the Recipient will use reasonable efforts to secure confidential treatment of such information and the Confidential Information disclosed shall be limited to that information which is legally required to be disclosed.

Notwithstanding anything set forth in this Agreement, prior to any foreclosure on the Collateral, the Investor and the Investor shall not file any patent application based upon or using the Confidential Information of the Company provided hereunder.

Section 9.4 Return of Confidential Information. Each Party shall return or destroy, at the other Party’s instruction, all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement; provided, however, that each Party shall be entitled to retain one (1) copy of such Confidential Information of the other Party for legal archival purposes and/or as may be required by Applicable Law and neither Party shall be required to return, delete or destroy Confidential Information or any electronic files or any information prepared by such Party that have been backed-up or archived in the ordinary course of business consistent with past practice.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification by the Company. The Company agrees to indemnify and hold the Investor, the Agent, their respective Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling persons (each, a “Investor Indemnified Party”) harmless from and against, and will pay to each Investor Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Investor Indemnified Party arising out of (a) any breach of any representation, warranty or certification made by the Company in any of the Transaction Documents or certificates given by the Company to the Investor in writing pursuant to this Agreement or any other Transaction Document, (b) any breach of or default under any covenant or agreement by the Company to the Investor pursuant to any Transaction Document, (c) any Excluded Liabilities and Obligations and (d) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Company to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Indemnification Obligations”); provided, however, that the foregoing shall exclude any indemnification to any Investor Indemnified Party (i) that results from the bad faith, gross negligence or willful misconduct of such Investor Indemnified Party, (ii) to the extent resulting from acts or omissions of the Company based upon the written instructions from any Investor Indemnified Party or (iii) for any matter to the extent of, and in respect of, which any Company Indemnified Party would be entitled to indemnification under Section 10.2.

Section 10.2 Indemnification by the Investor. The Investor agrees to indemnify and hold each of the Company, its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Company Indemnified Party”) harmless from and against, and will pay to each Company Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Company Indemnified Party arising out of (a) any breach of any representation, warranty or certification made by the Investor in any of the Transaction Documents or certificates given by the Investor in writing pursuant hereto or thereto, (b) any breach of or default under any covenant or agreement by the Investor pursuant to any Transaction Document and (c) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Investor to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement (collectively, the “Investor Indemnification Obligations”); provided, however, that the foregoing shall exclude any indemnification to any Company Indemnified Party (i) that results from the gross negligence, bad faith or willful misconduct of such Company Indemnified Party, (ii) to the extent resulting from acts or omissions of the Investor based upon the written instructions from any Company Indemnified Party or (iii) for any matter to the extent of, and in respect of, which any Investor Indemnified Party would be entitled to indemnification under Section 10.1.

Section 10.3 Procedures. If any Third Party Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 10.1 or Section 10.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 10.1 or Section 10.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission. In the event that any Third Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 10.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein. In any such Third Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless

(a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any Third Party Claim or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or would have been a party and indemnity would have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on such indemnified party.

Section 10.4 Other Claims. A claim by an indemnified party under this ARTICLE X for any matter not involving a Third Party Claim and in respect of which such indemnified party seeks indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered by the indemnified party (and the method of computation of such Losses), (b) a statement that the indemnified party is entitled to indemnification under this ARTICLE X for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses. For all purposes of this Section 10.4, the Company shall be entitled to deliver such notice of demand to the Investor on behalf of the Company Indemnified Parties, and the Investor shall be entitled to deliver such notice of demand to the Company on behalf of the Investor Indemnified Parties. Within thirty (30) days after receipt by the indemnifying party of any such notice, the indemnifying party may deliver to the indemnified party that delivered the notice a written response in which the indemnifying party (a) agrees that the indemnified party is entitled to the full amount of the Losses claimed in the notice from the indemnified party; (b) agrees that the indemnified party is entitled to part, but not all, of the amount of the Losses claimed in the notice from the indemnified party; or (c) indicates that the indemnifying party disputes the entire amount of the Losses claimed in the notice from the indemnified party. If the indemnified party does not receive such a response from the indemnifying party within such thirty (30)-day period, then the indemnifying party shall be conclusively deemed to have agreed that the indemnified party is entitled to the full amount. If the indemnifying party and the indemnified party are unable to resolve any Dispute relating to any amount of the Losses claimed in the notice from the indemnified party within thirty (30) days after the delivery of the response to such notice from the indemnifying party, then the parties shall be entitled to resort to any legal remedy available to such party to resolve such Dispute that is provided for in this Agreement, subject to all the terms, conditions and limitations of this Agreement.

Section 10.5 Exclusive Remedies. The indemnification afforded by this ARTICLE X shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by the Investor Indemnified Parties against the Company in connection with the Company Indemnification Obligations and the Company Indemnified Parties against the Investor in connection with the Investor Indemnification Obligations under Section 10.1(a) or Section 10.2, as applicable, in each case other than any Company Indemnification Obligations or Investor Indemnification Obligations, as applicable, resulting from (a) the gross negligence, the bad faith or willful misconduct of the other Party or (b) acts or omissions based upon the written instructions from the other Party; provided that nothing in this Section 10.4 shall alter or affect the rights of the either Party to specific performance by the other Party under the Transaction Documents or the rights of the Investor to exercise remedies under the Transaction Documents after an Event of Default or other rights of creditors under the UCC or any other Applicable Law.

Section 10.6 Certain Limitations. The indemnification afforded by this ARTICLE X shall be subject to the following limitations:

(a) With respect to indemnification by the Company pursuant to Section 10.1(a), the Company’s maximum liability for any Loss suffered by an Investor Indemnified Party (other than any Loss resulting from a Third Party Claim) shall not exceed an amount (the “Company Indemnification Cap”) equal to (i) the Hard Cap and the amount of all of the other Obligations owed by the Company Parties to the Investor under this Agreement and the other Transaction Documents (other than the indemnification amounts payable under Section 10.1(a)) as of the date of determination, minus (ii) the aggregate amount of all of the payments collected or received by the Investor (and any direct or indirect transferee of the Investor to whom any interest in the Revenue Interests is transferred) hereunder as of such date of determination (other than (A) any payments collected or received as a reimbursement of expenses incurred by any Investor Indemnified Party (including attorney’s fees) and (B) any indemnification payments collected or received pursuant to Section 10.1(a)), minus (iii) the aggregate amount collected or received by the Investor (and any direct or indirect transferee of the Investor to whom any interest in the Revenue Interests is transferred) pursuant to the exercise of its rights under Section 10.1(a) (without duplication of any amounts collected or received pursuant to clause (ii)) prior to such date of determination to the extent such amount was not collected or received in connection with a Third Party Claim. Notwithstanding the foregoing, the Company Indemnification Cap shall not apply to any Loss suffered by any Investor Indemnified Party in connection with a Third Party Claim.

(b) With respect to indemnification by the Investor pursuant to Section 10.2, the Investor’s maximum liability shall not exceed an amount equal to the excess (if any) of (i) the aggregate amount of all of the payments collected or received by the Investor from the Company prior to the date of determination (excluding any amounts collected or received as a reimbursement of expenses incurred by the Investor or any indemnification amounts collected or received in connection with a Third Party Claim) over (ii) the Investment Amount.

ARTICLE XI

EVENTS OF DEFAULT REMEDIES

Section 11.1 Remedies Upon Event of Default. If any Event of Default under clause (d) of the definition thereof has occurred and is continuing, the Company shall immediately pay the Hard Cap (less the aggregate of all of the payments of the Company in respect of the Revenue Interests made to the Investor prior to such date, plus any other Obligations payable by the Company Parties under this Agreement and the other Transaction Documents) to the Investor or the Investor’s designee without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by the Company and each Guarantor who at any time ratifies or approves this Agreement. In addition, if any other Event of Default has occurred and is continuing, the Investor may, without notice to the Company or any other Guarantor, declare any or all of the Hard Cap (less the aggregate of all of the payments of the Company in respect of the Revenue Interests made to the Investor prior to such date, plus any other Obligations payable by the Company Parties under this Agreement and the other Transaction Documents) immediately due and payable (and all of such amounts shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by the Company and each Guarantor who at any time ratifies or approves this Agreement) and the Investor or the Agent may otherwise exercise all rights and remedies available to it under the Transaction Documents and Applicable Law.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Survival. All representations, warranties and covenants made herein and in any other Transaction Document or any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing. The rights hereunder to indemnification and payment of Losses under ARTICLE X or to specific performance under Section 12.2 based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant. Any Obligations that arose prior to the expiration of the Payment Term shall survive such expiration.

Section 12.2 Specific Performance. Each of the Parties hereto acknowledges that irreparable damage would occur, and the other Party hereto may not have adequate remedy at law, if the other Party fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the Parties hereto agrees that the other Party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York sitting in New York County, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in the United States District Court of the Southern District of New York or any other New York state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason.

Section 12.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by electronic transmission (other than facsimile transmission) with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to the Company, to:

Allurion Technologies LLC

11 Huron Drive

Natick, MA 01760

Attn: Chris Geberth, Shantanu Gaur

cgeberth@allurion.com; sgaur@allurion.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

500 Broadway Suite #500

Santa Monica, CA 90401

Attn: Kris Ring; Mohammed Alvi

Email: kring@goodwinlaw.com; malvi@goodwinlaw.com

if to the Investor, to:

RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., and RTW Biotech Opportunities Operating Ltd

c/o RTW Investments, LP

40 10th Avenue, Floor 7

New York, NY 10014

Attn: Roderick Wong and Ovid Amadi

Email: rw@rtwfunds.com; oa@rtwfunds.com and legalops@rtwfunds.com with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, CA 94105

Attn: Ryan A. Murr; Todd J. Trattner

Email: rmurr@gibsondunn.com; ttrattner@gibsondunn.com

Each Party hereto may, by notice given in accordance herewith to the other Party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 12.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. The Company shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of the Investor. After the Closing Date, the Investor may assign any of its obligations and rights hereunder to any other Person without the consent of the Company. The Investor shall give notice of any such assignment to the Company promptly after the occurrence thereof. The Company shall maintain a “register” at one of its offices in the United States for the recordation of the name and address of, and the amounts owing to, the Investor from time to time. Notwithstanding anything to the contrary contained in this Agreement, the Company shall record any such assignment in its register and treat the party recorded in such register as the Investor under this Agreement, notwithstanding notice to the contrary. This Section 12.4 is intended to be construed so that the Obligations are at all times maintained in

“registered form” within the meaning of U.S. Treasury Regulations Section 5f.103- 1(c) (or any other successor provision of such regulations) and U.S. Proposed Treasury Regulations Section 1.163-5(b) and to comply with other requirements of applicable Tax law. The Company shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or any of the other Transaction Documents. Any purported assignment of rights or obligations in violation of this Section 12.4 will be void.

Section 12.5 Independent Nature of Relationship. The relationship between the Company and the Investor is solely that of lender and borrower, and neither the Company nor any of the Investor has any fiduciary or other special relationship with the any of the Investor and their Affiliates on the one hand, or the Company and its Affiliates on the other hand. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and the Investor as a partnership, an association, a joint venture or any other kind of entity or legal form. The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.

Section 12.6 Expenses. In addition, but without duplication of the Company’s indemnification obligations pursuant to ARTICLE X, the Company agrees to promptly pay or reimburse the Agent and the Investor for all of their reasonable and documented out-of-pocket costs and expenses (including the out-of-pocket fees and expenses of legal counsel, but limited to, in the case of legal counsel, the reasonable and documented (in reasonable detail) charges and disbursements of one lead counsel for the Agent and Investor, together, and one additional local outside counsel in each material jurisdiction or discipline in each case for the Agent and Investor together and, in the case of actual conflict of interest, one additional such set of applicable counsel)) in connection with any enforcement or collection proceedings, including with respect to the Collateral, during the continuance of an Event of Default.

Section 12.7 Appointment of the Agent. Each Investor hereby irrevocably appoints RTW Investments, LP as the administrative agent for the Investor (together with its successors and permitted transferees and assigns, the “Agent”) and authorizes the Agent to (i) execute and deliver the Transaction Documents and accept delivery thereof on its behalf from the Company, Parent or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Transaction Documents and (iii) exercise such powers as are reasonably incidental thereto.

Section 12.8 Entire Agreement. This Agreement, together with the Exhibits hereto (which are incorporated herein by reference) and the other Transaction Documents, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties hereto with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto.

Section 12.9 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OR CHOICE OF FORUM OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c) Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 12.9(b). Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the Parties hereto irrevocably consents to service of process in the manner provided for notices in Section 12.3. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Applicable Law. Each of the Parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 12.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.10.

Section 12.11 Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 12.12 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

Section 12.13 Amendments; No Waivers. This Agreement or any term or provision hereof may be amended, supplemented, restated, waived, changed or modified if, and only if, such amendment, supplement, restatement, change or modification is in writing and signed by both the Company and the Investor, or in the case of a waiver signed by the Party against whom the waiver is to be effective. No failure or delay by either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.14 No Third Party Rights. Other than the Parties and the Agent, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party. The Company shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Company Indemnified Parties and the Investor and/or the Agent shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Investor Indemnified Parties.

Section 12.15 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ALLURION TECHNOLOGIES, LLC

By:	/s/ Shantanu Gaur
Name: Shantanu Gaur
Title: Sole Manager

[Signature Page to Revenue Interest Financing Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

RTW MASTER FUND, LTD.

By:	/s/ Darshan Patel
Name:	Darshan Patel
Title:	Director

RTW INNOVATION MASTER FUND, LTD.

By:	/s/ Darshan Patel
Name:	Darshan Patel
Title:	Director

RTW BIOTECH OPPORTUNITIES OPERATING LTD

By:	RTW Investments, LP,
its Investment Manager

By:	/s/ Roderick Wong
Name:	Roderick Wong, M.D.
Title:	Managing Partner

[Signature Page to Revenue Interest Financing Agreement]

EXHIBIT A

FORM OF PRESS RELEASE

EXH. A

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

EXH. B

EXHIBIT C

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

EXH. C